UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
GUIDEWIRE SOFTWARE, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GUIDEWIRE

2022

Proxy Statement and Annual Report

GUIDEWIRE SOFTWARE, INC. 2850 S. Delaware St., Suite 400, San Mateo, California 94403

Notice of Annual Meeting
of Stockholders
To Our Stockholders:
You are cordially invited to attend the 2022 annual meeting of stockholders of Guidewire Software, Inc. (the “Company”) to be held on Tuesday, December 20, 2022, at 1:30 p.m. Pacific Time. The 2022 annual meeting of stockholders will be held via live audio webcast at www.virtualshareholdermeeting.com/GWRE2022.
We are holding the annual meeting for the following purposes:
1.To elect eight directors to serve for one-year terms expiring at the 2023 annual meeting of stockholders;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023;
3.To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;
4.To approve the amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings;
5.To approve the amendment and restatement of our certificate of incorporation to permit the exculpation of officers;
6.To approve the amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan; and
7.To transact such other business as may properly come before the annual meeting or at any and all adjournments, continuations or postponements thereof.
If you owned our common stock at the close of business on October 24, 2022, you may attend and vote at the annual meeting.
On or about November 8, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2022 Annual Report on Form 10-K.
Our Proxy Statement and 2022 Annual Report on Form 10-K can also be accessed directly at www.proxyvote.com using the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials.
Thank you for your ongoing support of Guidewire.
Sincerely,
MIKE ROSENBAUM
Chief Executive Officer
San Mateo, California
November 8, 2022

Tuesday, December 20, 2022

1:30 P.M. Pacific Time

Online only via live audio webcast

Your vote is important.
Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote your shares over the Internet or, if you receive printed proxy materials, you may vote by a toll free telephone number, over the Internet, or by completing, signing, dating, and returning your proxy card or voting instruction card in the envelope provided. Any stockholder attending the annual meeting may vote by Internet during the meeting, even if you have already returned a proxy card or voting instruction card.

Table of Contents

Proxy Summary	i
General Information	1
Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares	1
Proposal One: Election of Directors	8
Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	15
Audit Committee Report	16
Proposal Three: Non-Binding, Advisory Vote on Compensation of Named Executive Officers	17
Proposal Four: Amendment and Restatement of Our Certificate of Incorporation to Permit Stockholders Holding 20% of Our Outstanding Common Stock to Call Special Meetings	18
Proposal Five: Amendment and Restatement of Our Certificate of Incorporation to Permit the Exculpation of Officers	20
Proposal Six: Amendment and Restatement of the Guidewire Software, Inc. 2020 Stock Plan ("Stock Plan")	21
Information About the Board and Corporate Governance	29
Meetings of the Board	29
Stockholder Communications with the Board	30
Code of Business Conduct and Ethics	30
Independence of the Board	30
Structure of the Board	30
Executive Sessions	31
Director Attendance at Annual Stockholder Meetings	31
Board’s Role in Risk Oversight	31
Compensation Plans Risk Assessment	31
Whistleblower Procedures	32
Committees of the Board	33
Consideration of Director Nominees	35
Corporate Sustainability and Environmental, Social, and Governance Matters	36
Executive Officers	39
Information Regarding Compensation of Directors and Executive Officers	41

Proxy Summary
The information provided in this Proxy Summary is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

Ways to Vote
Voting is important. Please find here the many different ways you can submit your vote.
By Telephone and Internet before the annual meeting: Stockholders of record who received printed proxy materials can vote their shares by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on December 19, 2022 or via the Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 19, 2022, in each case by using the 16-digit control number, which is on the proxy card or in the instructions accompanying the proxy materials. Beneficial owners may also vote by telephone or the Internet before the annual meeting by using the 16-digit control number, which is on the proxy card.

By Internet during the annual meeting: Stockholders of record may vote by Internet during the annual meeting at www.virtualshareholder
meeting.com/GWRE2022.
Beneficial owners may also vote by Internet during the annual meeting at www.virtualshareholdermeeting.
com/GWRE2022.
Instructions on how to attend and vote during the annual meeting are described at www.proxyvote.com. Stockholders will need their 16-digit control number which is on the proxy card or in the instructions accompanying the proxy materials in order to vote.

By Written Proxy: Stockholders of record can vote their shares by marking, signing, and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank, or nominee as to how to vote their shares.

Voting Recommendations
The following table sets forth the recommendations of our board of directors (“Board”) in respect of each of the proposals to be presented to our stockholders at the annual meeting, as well as the applicable voting requirement for each of such proposals:

Proposal		Board Recommendation		Page Reference

1	Election of directors	FOR	Majority of the votes cast	Page 7
2	Ratification of appointment of independent registered public accounting firm	FOR	Majority of the shares represented	Page 13
3	Non-binding advisory vote to approve the compensation of the Company's named executive officers	FOR	Majority of the shares represented	Page 15
4	Amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings	FOR	Majority of the shares represented	Page 16
5	Amendment and restatement of our certificate of incorporation to permit the exculpation of officers	FOR	Majority of the shares represented	Page 20
6	Amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan	FOR	Majority of the shares represented	Page 21

Guidewire Software, Inc.	i	2022 Proxy Statement

Our Board of Directors

				Committees
Name	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Risk

Marcus S. Ryu Co-Founder and Chairman	49	2001
Paul Lavin Lead Independent Director	60	2014
Mike Rosenbaum Chief Executive Officer	51	2019
David S. Bauer	62	2022
Andrew Brown*	59	2013
Margaret Dillon	63	2019
Michael C. Keller Lead Customer Advocate	62	2019
Catherine P. Lego	66	2019
Rajani Ramanathan	55	2021

Chairperson	Member
*Andrew Brown does not intend to stand for election and his service as a director will expire at the 2022 annual meeting.

Guidewire Software, Inc.	ii	2022 Proxy Statement

GUIDEWIRE SOFTWARE, INC.
Proxy Statement for the
2022 Annual Meeting of Stockholders
General Information
Our Board is soliciting proxies for our 2022 annual meeting of stockholders to be held on Tuesday, December 20, 2022 at 1:30 p.m. Pacific Time via audio webcast at: www.virtualshareholdermeeting.com/GWRE2022.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for the 2022 annual meeting of stockholders and our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 (the “2022 Annual Report”), which includes our audited consolidated financial statements, is first being mailed on or about November 8, 2022, to stockholders entitled to vote at the annual meeting. We have also made these materials available on our website at www.guidewire.com under “About/Investor Relations” on or about November 8, 2022.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2022 annual meeting of stockholders. Please read it carefully. Unless the context requires otherwise, the words “Guidewire,” “we,” the “Company,” “us,” and “our” refer to Guidewire Software, Inc.
Questions and Answers About the Annual Meeting,
the Proxy Materials, and Voting Your Shares
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
We have elected to furnish our proxy materials, including our proxy statement for the 2022 annual meeting of stockholders and our 2022 Annual Report, primarily via the Internet. The Notice of Internet Availability of Proxy Materials is being provided in accordance with Securities and Exchange Commission (“SEC”) rules and contains instructions on how to access our proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
What items will be voted on at the annual meeting?
There are six items expected to be voted on at the annual meeting:
1.The election of eight directors to serve for one-year terms expiring at the 2023 annual meeting;
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023;
3.The non-binding, advisory vote to approve the compensation of our named executive officers;
4.The amendment of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings;
5.The amendment of our certificate of incorporation to permit the exculpation of officers; and
6.The amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan.

Guidewire Software, Inc.	1	2022 Proxy Statement

What are our Board's voting recommendations?
Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of KPMG LLP, “FOR” the approval of the compensation of our named executive officers, “FOR” the amendment of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings, “FOR” the amendment of our certificate of incorporation to permit the exculpation of officers, and “FOR” the approval of the Amended and Restated Plan.
What is a proxy?
Our Board is soliciting your vote at our 2022 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. You may designate as your proxies Mike Rosenbaum, Jeff Cooper, and Winston King, who have been selected by our Board to serve as proxies for our 2022 annual meeting of stockholders.
Who can vote at the annual meeting?
The record date for our 2022 annual meeting of stockholders is October 24, 2022. The record date was established by our Board. Stockholders of record at the close of business on the record date are entitled to:
•Receive notice of the annual meeting; and
•Vote by written proxy, Internet or telephone before the annual meeting or by Internet during the annual meeting.
On the record date, 81,876,111 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.
What do I need in order to attend the annual meeting online?
We will be hosting our annual meeting via live webcast only. Any stockholder can attend the annual meeting of stockholders live online at www.virtualshareholdermeeting.com/GWRE2022. The webcast will start at 1:30 p.m. Pacific Time on December 20, 2022. Stockholders may vote and ask questions while attending the annual meeting online. In order to be able to attend the annual meeting, you will need the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.
Why is this annual meeting being held virtually?
We are excited to provide ease of access, real-time communication, and cost savings for our stockholders. We believe that hosting a virtual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GWRE2022.
How can I submit a question at the annual meeting?
If you would like to submit a question during the annual meeting, log into www.virtualshareholdermeeting.com/GWRE2022 by using the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the annual meeting at www.virtualshareholdermeeting.com/GWRE2022 and will remain available for one week after posting.
What if I have technical difficulties or trouble accessing the annual meeting?
If you encounter any technical difficulties with accessing the audio webcast on the meeting day, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/GWRE2022. Technical support will be available starting at 1:00 p.m. Pacific Time, 30 minutes before the meeting start time, on December 20, 2022, and will remain available until the annual meeting has ended.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet

Guidewire Software, Inc.	2	2022 Proxy Statement

applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.
What is the difference between holding shares as a “stockholder of record” and holding shares as “beneficial owner” (or in “street name”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to vote by written proxy, Internet or telephone before the annual meeting or by Internet during the annual meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. Instructions on how to participate in the annual meeting of stockholders will be included in the materials you receive from your broker, bank, or nominee and are also posted online at www.proxyvote.com.
What are the different methods that I can use to vote my shares of common stock?
By Internet before the annual meeting: Stockholders of record can vote their shares via the Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 19, 2022, by using the 16-digit control number, which is on the proxy card or in the instructions accompanying the Notice of Internet Availability of Proxy Materials. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
By written proxy, telephone, or Internet before the annual meeting: Stockholders of record who received printed proxy materials can vote their shares by marking, signing, and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank, or nominee as to how to vote their shares. Stockholders of record who received printed proxy materials can vote their shares by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on December 19, 2022 or via the Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 19, 2022, in each case by using the 16-digit control number, which is on the proxy card or in the instructions accompanying the proxy materials. Beneficial owners may also vote by telephone or the Internet before the annual meeting if their banks, brokers, or nominees make those methods available, by following the instructions provided to them with the proxy materials.
By Internet during the annual meeting: Stockholders of record may vote by Internet during the annual meeting at www.virtualshareholdermeeting.com/GWRE2022. Instructions on how to attend and vote during the annual meeting are described at www.proxyvote.com and stockholders will need their 16-digit control number which is on the proxy card or in the instructions accompanying the proxy materials in order to vote. Beneficial owners may not vote their shares at the annual meeting unless they request and obtain a valid proxy from the bank, broker or other nominee that holds their shares.
How many shares must be present to hold the annual meeting?
A majority of our outstanding shares as of the record date must be present at the annual meeting of stockholders in order to hold the annual meeting and conduct business. This is called a quorum.
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, or broker non-votes, if you:
•Are present and vote by Internet during the annual meeting; or
•Have voted on the Internet before the annual meeting, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

Guidewire Software, Inc.	3	2022 Proxy Statement

If there are not enough shares present both by Internet and by timely and properly submitted proxies to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.
How are abstentions counted?
Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions will be treated as represented and entitled to vote and, therefore, will have the same effect on the outcome of a matter being voted on at the annual meeting as a vote “AGAINST,” except in the election of directors, where abstentions will have no effect on the outcome.
What if a stockholder does not provide a proxy, or if a proxy is returned, it does not specify a choice for one or more issues?
Stockholders should specify their choice for each issue to be voted upon at the annual meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that annual meeting, proxies will be voted in accordance with applicable rules, laws, and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy or attend and vote at the annual meeting, your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists for the annual meeting. If you do return a signed proxy but you fail to specify how your shares should be voted on one or more issues to be voted upon at the annual meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; (ii) FOR Proposal Two ratifying the selection of KPMG LLP as our independent registered public accounting firm; (iii) FOR Proposal Three approving, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement; (iv) FOR Proposal Four approving the amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings; (v) FOR Proposal Five approving the amendment and restatement of our certificate of incorporation to permit the exculpation of officers; and (vi) FOR Proposal Six approving the amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, (ii) you do not request, obtain, and return a valid proxy from the organization that holds your shares giving you the right to vote the shares at our annual meeting, or (iii) you do provide a voting instruction card or a valid proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals, but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters, but are represented at the annual meeting, will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with the annual meeting, but will not be considered entitled to vote on the non-routine proposals.
We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors, Proposal Three: Non-binding, advisory vote on compensation of named executive officers, Proposal Four: Amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings, Proposal Five: Amendment and restatement of our certificate of incorporation to permit the exculpation of officers, and Proposal Six: Amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan are considered non-routine matters under applicable rules. Accordingly, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners.

Guidewire Software, Inc.	4	2022 Proxy Statement

How do I change or revoke my proxy?
You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting by Internet during the meeting. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.
What does it mean if I receive more than one proxy card?
It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
What is the voting requirement to approve each of the proposals?
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One Election of directors	Each director must be elected by a majority of the votes cast; meaning that each director must receive more “FOR” votes (among votes properly cast at the annual meeting or by proxy) than “AGAINST” votes. Abstentions and broker non-votes will not affect the outcome of the vote. If the votes cast for any nominee do not exceed the votes cast against the nominee, our Board will consider whether to accept or reject such director's resignation, which is tendered to our Board pursuant to our amended and restated bylaws and corporate governance guidelines.
Proposal Two Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented at the annual meeting and entitled to vote on the subject matter must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.
Proposal Three Non-binding advisory vote to approve the compensation of the Company's named executive officers	To be approved by our stockholders, a majority of the shares represented at the annual meeting and entitled to vote on the subject matter must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.
Proposal Four Amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings
To be approved by our stockholders, a majority of the shares represented at the annual meeting and entitled to vote on the subject matter must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal Five Amendment and restatement of our certificate of incorporation to permit the exculpation of officers	To be approved by our stockholders, a majority of the shares represented at the annual meeting and entitled to vote on the subject matter must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.
Proposal Six Amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Guidewire Software, Inc.	5	2022 Proxy Statement

How can stockholders submit a proposal for inclusion in our proxy statement for the 2023 annual meeting?
To be included in our proxy statement for the 2023 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices by mail at 2850 S. Delaware Street, Suite 400, San Mateo, California 94403 no later than July 6, 2023, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year's annual meeting.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.
How can stockholders submit proposals to be raised at the 2023 annual meeting that will not be included in our proxy statement for the 2023 annual meeting?
To be raised at the 2023 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our Board that the stockholder wishes to raise at our annual meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices by mail at 2850 S. Delaware St., Suite 400, San Mateo, California 94403 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) in connection with this year's annual meeting. Since our proxy materials were first distributed on November 8, 2022, stockholder proposals must be received by our Secretary by mail at our principal executive offices no earlier than July 6, 2022 and no later than August 5, 2023, in order to be raised at our 2023 annual meeting.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 21, 2023.
What if the date of the 2023 annual meeting changes by more than 30 days from the anniversary of this year's annual meeting?
Under Rule 14a-8 of the Exchange Act, if the date of the 2023 annual meeting changes by more than 30 days from the anniversary of this year's annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our bylaws, if the date of the 2023 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year's annual meeting, stockholder proposals to be brought before the 2023 annual meeting must be received no earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the annual meeting was made.
Does a stockholder proposal require specific information?
With respect to a stockholder's nomination of a candidate for our Board, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the annual meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current bylaws may be found on our corporate website at www.guidewire.com under the headings “About/Investor Relations/Corporate Governance.”
What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?
If we receive notice of a matter to come before the 2023 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders' discretionary authority to vote on such matter.

Guidewire Software, Inc.	6	2022 Proxy Statement

What happens if additional matters are presented at the annual meeting?
Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Mike Rosenbaum, Jeff Cooper, and Winston King, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.
Who bears the cost of this solicitation?
We pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email, or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.
What if only one copy of these proxy materials was delivered to multiple stockholders who share a single address?
In some cases, only one copy of this proxy statement and the accompanying 2022 Annual Report, or Notice of Internet Availability of Proxy Materials, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2022 Annual Report, or Notice of Internet Availability of Proxy Materials, to a stockholder at a shared address to which a single copy of the document was delivered. To request separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Guidewire Software, Inc., 2850 South Delaware St. Suite 400, San Mateo, California 94403. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and the 2022 Annual Report, or Notice of Internet Availability of Proxy Materials, and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will be available on our website.

Guidewire Software, Inc.	7	2022 Proxy Statement

Proposal One

Election of Directors
In voting on the election of our director nominees, stockholders may vote for or against or abstain from voting on each nominee.
Assuming a quorum is present, each director nominee will be elected only if he or she receives a majority of the votes cast for him or her.
Our bylaws provide that the number of directors that shall constitute the whole board shall be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders. Following our 2022 annual meeting, our Board will be comprised of eight directors.

Our Board recommends a vote "FOR" each of the director nominees.

Recommendation
Based on the recommendation of the nominating and corporate governance committee (the “NCG Committee”), our Board has nominated Marcus S. Ryu, Paul Lavin, Mike Rosenbaum, David S. Bauer, Margaret Dillon, Michael C. Keller, Catherine P. Lego, and Rajani Ramanathan for election, each to serve a one-year term expiring at the 2023 annual meeting, unless such directors resign or their service as directors otherwise ceases in accordance with our amended and restated certificate of incorporation or amended and restated bylaws.

Vote Required for Approval
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee. If you do not instruct your broker, bank, or other nominee how to vote with respect to this proposal, your broker, bank, or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election.
Pursuant to our amended and restated bylaws and corporate governance guidelines, each director nominee has tendered an irrevocable resignation to our Board that will be effective upon (i) the failure of such director to receive a majority of votes cast for his or her election and (ii) the Board’s acceptance of such resignation. If such director nominee receives a greater number of votes cast against his or her election than in favor of his or her election, the nominating and corporate governance committee will consider such director’s offer to resign and will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken.
It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the Board unless directed otherwise through your proxy voting instructions. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

Guidewire Software, Inc.	8	2022 Proxy Statement

Information Concerning Director Nominees
The name and age as of October 24, 2022 of the nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of October 24, 2022 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since

Marcus S. Ryu	49	Co-Founder and Chairman	2001
Paul Lavin	60	Lead Independent Director	2014
Mike Rosenbaum	51	Chief Executive Officer and Director	2019
David S. Bauer	62	Director	2022
Margaret Dillon	63	Director	2019
Michael C. Keller	62	Lead Customer Advocate and Director	2019
Catherine P. Lego	66	Director	2019
Rajani Ramanathan	55	Director	2021

Our Board believes that directors who provide a significant breadth of experience, knowledge, and abilities in areas relevant to our business, while also representing a diversity of perspectives, contribute to a well-balanced and effective board.

Marcus S. Ryu Age: 49 Director Since: 2001
Marcus S. Ryu is the Chairman of our Board, a position he has held since August 2019. Mr. Ryu has served as a Partner at Battery Ventures since October 2022. From 2010 to August 2019, Mr. Ryu was Guidewire’s President and CEO and had overall responsibility for our operations and strategic direction. Since co-founding the Company in 2001, he held a variety of roles for the Company, including securing key customer relationships, communicating our value proposition, defining our product strategy, and has managed the engineering, sales, services, and strategy departments. He has served on our Board since 2001. Before Guidewire, Mr. Ryu was Vice President of Strategy at Ariba, Inc. and an Engagement Manager at McKinsey & Company. He currently serves as an advisor to multiple private technology companies and is a member of the board of directors of Checkr, Inc., a privately held company in the background check industry; BloomReach, Inc., a privately held company that offers a digital experience platform; and Bestow, a privately held company that serves the life insurance industry. He has an A.B. from Princeton University and a B.Phil. from New College, Oxford University.

Our Board believes that Mr. Ryu is qualified to serve as a director based on his experience as co-founder and former CEO of Guidewire and his extensive service across a broad spectrum of Guidewire functions, including strategy, business development, operations, engineering, and marketing.

Guidewire Software, Inc.	9	2022 Proxy Statement

Paul Lavin Age: 60 Director Since: 2014
Paul Lavin is our Lead Independent Director and has served on our Board since 2014. Mr. Lavin is the President and Chief Executive Officer of American Health Holding, Inc. where he joined the company in 2008. Since 2017, he has served as Executive Director of First Health Network. Both are leading health insurance-related companies and subsidiaries of CVS/Aetna. Prior to joining CVS/Aetna, Mr. Lavin was a Managing Director at KPMG Consulting/Bearingpoint, where his focus was on financial services, primarily insurance. Mr. Lavin was formerly a Senior Vice President at Prudential, an executive at Alexander & Alexander, a Principal at Mercer Management Consulting, and an auditor at Price Waterhouse, where he was a CPA. He holds both a B.S. in Economics and an M.B.A. from the University of Pennsylvania's Wharton School of Business.

Our Board believes that Mr. Lavin is qualified to serve as a director based on his executive leadership roles and broad expertise in the industry, including as a systems integrator in the consulting and insurance industries.

Mike Rosenbaum Age: 51 Director Since: 2019
Mike Rosenbaum is our Chief Executive Officer (“CEO”) and has served on our Board since he became our CEO in August 2019. Prior to joining Guidewire, Mr. Rosenbaum was EVP Product at salesforce.com, inc. (“Salesforce”), with responsibility for vision, strategy, product management, customer success and adoption from January 2016 to July 2019. Since joining Salesforce in 2005, Mr. Rosenbaum held several leadership positions and drove many of Salesforce’s most notable product achievements. Prior to joining Salesforce, Mr. Rosenbaum held various technology and marketing roles at Siebel Systems from 2002 to 2005 and served in the U.S. Navy as a submarine officer from 1994 to 1999. Mr. Rosenbaum holds a B.S. in Systems Engineering from the United States Naval Academy and an M.B.A. from the Haas School of Business at the University of California Berkeley.

Our Board believes that Mr. Rosenbaum is qualified to serve as a director because of his experience in growing a cloud company and his leadership abilities, including his experience in leading product development and go-to-market strategy at Salesforce.

Guidewire Software, Inc.	10	2022 Proxy Statement

David S. Bauer Age: 62 Director Since: 2022
David S. Bauer has served on our Board since October 2022. Mr. Bauer currently serves as Managing Partner and Co-Founder at Holding Ground Decision Intelligence LLC, which provides strategic technology assessment and diligence services for investment companies, boards, and executives, a position he has held since January 2020. From November 2014 to January 2020, Mr. Bauer served as Managing Partner at Sand Hill East LLP, and provided early-stage companies with go-to-market, product, security, technology, and operations advisory services. He also previously served as Chief Technology Officer at Asurion, and as Chief Information Security Officer at Morgan Stanley and Merrill Lynch. Mr. Bauer holds a B.A. and M.S. in Computer Science from Rutgers University.

Our Board believes that Mr. Bauer is qualified to serve as a director based on his extensive and broad background in business management, including his experience in software development, information security expertise and information technology leadership, and his past service as chief information security officer at Morgan Stanley and Merrill Lynch.

Margaret Dillon Age: 63 Director Since: 2019
Margaret Dillon has served on our Board since September 2019. From December 1993 to September 2017, Ms. Dillon served in various roles at Liberty Mutual Insurance Company, a property and casualty insurer, including as Senior Vice President and Chief Financial Officer, Personal Insurance, and as Executive Vice President and Chief Customer Officer, U.S. Consumer Markets. Ms. Dillon also serves on the boards of Hi Marley, a SaaS company providing an intelligent communication platform for the insurance industry since February 2022, and White Mountains Insurance Group, a publicly held diversified insurance and related financial services holding company since May 2021. Ms. Dillon holds both a B.S. in Computer Science and an M.S. in Finance from Boston College.

Our Board believes that Ms. Dillon is qualified to serve as a director based on her extensive and broad background in business management, including her experience as chief financial officer and chief customer officer of a Fortune 500 company, and her property and casualty insurance industry experience.

Guidewire Software, Inc.	11	2022 Proxy Statement

Michael C. Keller Age: 62 Director Since: 2019
Michael C. Keller has served on our Board since September 2019 and as our Lead Customer Advocate since March 2020. Mr. Keller currently serves as principal for MCK Consultants, LLC, an organization which he also owns and which focuses on technology solutions for the insurance and financial services industries. He also serves as a director of Encova Mutual Insurance Group since August 2020. Since March 2020, Mr. Keller has also served as our Lead Customer Advocate. From June 2001 to June 2018, Mr. Keller served as the Executive Vice President and Chief Information Officer at Nationwide Insurance and Financial Services, a mutual insurance and financial services company. From January 1998 to May 2001, Mr. Keller served as Chief Technology Officer at JPMorgan Chase & Co. (Formerly Bank One), a commercial banking and financial services company. Mr. Keller holds the CERT Certificate in Cybersecurity Oversight by CMU Software Engineering Institute and the National Association of Corporate Directors. Mr. Keller is also Directorship Certified® by the National Association of Corporate Directors. Mr. Keller graduated with a B.S. in Mathematics from the University of Michigan.

Our Board believes that Mr. Keller is qualified to serve as a director based on his extensive and broad background in business management, including his experience as chief information officer and chief technology officer of Fortune 500 companies, and his property and casualty insurance industry experience.

Guidewire Software, Inc.	12	2022 Proxy Statement

Catherine P. Lego Age: 66 Director Since: 2019
Catherine P. Lego has served on our Board since September 2019. Ms. Lego is currently a member of the board of directors of Lam Research Corporation, a publicly traded wafer fabrication equipment company, where she was the chair of the compensation committee from 2015 until 2020. She rejoined its audit committee in 2020 and has been a member of its nominating and governance committee since 2014. She was the chair of its audit committee from 2009 to 2014. Ms. Lego also serves on the board of directors of Cirrus Logic, Inc., a publicly traded leader in low-power, high-precision mixed-signal processing solutions for the world's top mobile and consumer applications, where she has been a member of the nominating and corporate governance committee since 2020. From July 2016 to May 2021, she served on the board of IPG Photonics Corporation, a publicly traded producer of high-power fiber lasers, where she served as the chair of its compensation committee and as a member of its audit committee. From 2013 to 2016, she was a member of the board of directors of Fairchild Semiconductor International Inc., a fabricator of power management devices, where she was a member of the compensation committee and nominating and governance committee. From 1989 to 2016, except from 2002-2004, she was a member of the board of directors of SanDisk Corporation, a publicly traded global developer of flash memory storage solutions, where she was the chair of the audit committee. Ms. Lego also served on the board of directors of Cypress Semiconductor Corporation from 2018 through its merger with Infineon Technologies in April 2020 where she was the chair of the audit committee and was a member of the nominating and corporate governance committee. From June 1992 to December 2018, Ms. Lego was an angel investor and financial consultant to early stage technology companies via Lego Ventures, LLC, where she served as its principal and owner. She previously practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego holds a B.A. in Economics and Biology from Williams College and an M.S. in Accounting from the New York University Stern School of Business.

Our Board believes that Ms. Lego is qualified to serve as a director based on her extensive and broad background in business management and her service on the boards of several public companies in the technology sector.

Guidewire Software, Inc.	13	2022 Proxy Statement

Rajani Ramanathan Age: 55 Director Since: 2021
Rajani Ramanathan has served on our Board since June 2021. Ms. Ramanathan currently serves as an advisor and director to several private technology companies in the AI, VR, Blockchain, and connected (IoT) technology space. From June 2014 to present, Ms. Ramanathan has served as a member of the board of directors of ESI Group, a French publicly traded company providing virtual prototyping software solutions and services. From July 2015 to July 2022, she chaired ESI’s Technology and Marketing Committee and since September 2022 she has chaired ESI’s Compensation Committee and their Nomination and Governance Committee. Since October 2021, she has served on the board of Hayden AI, a smart city solutions provider that developed the world's first autonomous traffic management platform. Since July 2022, Ms. Ramanathan has served on the board of Faro Technologies, a publicly traded company serving 3D Metrology, AEC (Architecture, Engineering & Construction), O&M (Facilities Operations & Maintenance), and Public Safety Analytics markets. From June 2000 to March 2014, Ms. Ramanathan served in a variety of leadership roles at Salesforce, a cloud software company, and her last position with them was as Chief Operating Officer and Executive Vice President – Technology and Products. From December 2021 to present, Ms. Ramanathan has served as Advisory Council Member, Cybersecurity Executive Education Program, California State University, Chico. Ms. Ramanathan holds a B.A. in psychology from University of Madras, India and a postgraduate diploma in sales and marketing management.

Our Board believes that Ms. Ramanathan is qualified to serve as a director based on her extensive and broad background in cloud software operations and business management and her service on the boards of several public companies in the technology sector.

Guidewire Software, Inc.	14	2022 Proxy Statement

Proposal Two

Ratification of Appointment of Independent Registered Public Accounting Firm
Recommendation
On the recommendation of the audit committee of our Board (the “Audit Committee”), our Board has appointed KPMG LLP (“KPMG”), independent public accountants, to audit our financial statements for the fiscal year ending July 31, 2023. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG will attend the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.
In the vote on the ratification of the selection of KPMG as our independent registered public accounting firm, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.

The Board recommends a vote "FOR" the ratification of KPMG as our independent registered public accounting firm for the fiscal year ending July 31, 2023.

Vote Required for Approval
Assuming a quorum is present, the selection of KPMG as our independent registered public accounting firm will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the annual meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.
Auditor Information
The types of services and aggregate fees billed or expected to be billed by KPMG with respect to our fiscal years 2021 and 2022 are as follows:

	Fiscal Year Ended July 31,
Description of Services	2021($)	2022($)

Audit Fees(1)	2,968,273	3,154,827
Audit-Related Fees	—	—
Tax Fees(2)	228,150	205,029
All Other Fees	—	—
Total	3,196,423	3,359,856

(1)Relates to (i) the audit of our annual financial statements and internal controls, (ii) the review of the financial statements included in our quarterly reports, and (iii) statutory audits required by non-U.S. jurisdictions.
(2)Relates primarily to research and development credit studies and international tax compliance and consulting services.
The Audit Committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG's independence and determined that they were compatible.
In accordance with its charter, the Audit Committee is required to pre-approve all audit and audit-related services and permitted non-audit services, including the terms of all engagements, to be performed by our independent registered public accounting firm. As part of its review, the Audit Committee considers whether the non-audit services will or may potentially impact our independent registered public accounting firm’s independence. During fiscal years 2021 and 2022, all services performed by KPMG for our benefit were pre-approved by the Audit Committee in accordance with its charter and all applicable laws, rules, and regulations.

Guidewire Software, Inc.	15	2022 Proxy Statement

Audit Committee Report
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.
Role of the Audit Committee
The Audit Committee operates under a written charter adopted by our Board in connection with the Company's initial public offering, which provides that its functions include the oversight of the quality of the Company's financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the Company's independent registered public accounting firm including reviewing their independence; reviewing and approving the planned scope of the Company's annual audit; reviewing and pre-approving any non-audit services that may be performed by the Company's independent registered public accounting firm; reviewing with management and the Company's independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company's critical accounting policies and estimates and the application of U.S. generally accepted accounting principles (“GAAP”). The Audit Committee held nine meetings during fiscal year 2022.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and an independent audit of the Company's internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee's responsibility is to monitor and oversee this process.
Review of Audited Financial Statements for Fiscal Year Ended July 31, 2022
The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended July 31, 2022 with management. The Audit Committee discussed with KPMG the matters required to be discussed under the PCAOB standards.
The Audit Committee received the written disclosures and the letter from KPMG required by PCAOB Standards regarding KPMG's communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the Audit Committee has discussed with KPMG its independence from the Company and its management.
The Company's management has established and the Audit Committee has reviewed and approved procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by the Company's employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.
Based on the Audit Committee's review and discussions with management and KPMG, the Audit Committee recommended to our Board that the Company's audited consolidated financial statements be included in the 2022 Annual Report for filing with the SEC.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG is in fact “independent.”
THE AUDIT COMMITTEE
Catherine P. Lego (Chair)
Margaret Dillon
Paul Lavin

Guidewire Software, Inc.	16	2022 Proxy Statement

Proposal Three

Advisory Vote on Compensation of Named Executive Officers
Section 14A of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding, advisory stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the fiscal year ended July 31, 2022.
The compensation committee of the Board (the “Compensation Committee”) annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.
The say-on-pay proposal is advisory, and therefore will not have any binding legal effect on the Company, our Board, or the Compensation Committee. However, our Board and the Compensation Committee do value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Board recommends a vote "FOR" the approval of the compensation of our named executive officers, as disclosed in the proxy.

Recommendation
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies, and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K. The following say-on-pay resolution is submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required for Approval
The advisory approval of our executive compensation requires the approval of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the annual meeting.

Guidewire Software, Inc.	17	2022 Proxy Statement

Proposal Four

Amendment and Restatement of Our Certificate of Incorporation to Permit Stockholders Holding 20% of Our Outstanding Common Stock to Call Special Meetings
This proposal seeks to provide stockholders owning a specified percentage of the Company’s outstanding capital stock the right to require the Company to call a special meeting of stockholders, in accordance with, and subject to, the provisions that would be set forth in our governing documents.
As part of our continuous evaluation of corporate governance practices, our Board regularly reviews our governing documents and considers possible changes. Under our current amended and restated certificate of incorporation (the “Current Certificate”), only the board of directors, the chairperson of the board of directors, the chief executive officer, or the president (in the absence of a chief executive officer) may call a special meeting of stockholders.
While we believe that our current governance structure has served our stockholders well, our Board, having heard our stockholders’ preferences (including through their engagement with us and their assessment of a past proposal), has decided that it is in the best interests of the Company and our stockholders to permit stockholders holding a sufficiently large economic and voting interest in the Company to require that the Company call a special meeting of its stockholders.
The Board recognizes that providing a significant portion of the stockholders of a company the ability to call special meetings is viewed by some stockholders as a useful corporate governance practice. However, the Board also recognizes the need for appropriate parameters given that special meetings of stockholders can be potentially disruptive to business operations and to long-term stockholder interests, can be misused, and can cause the Company to incur substantial expenses. Accordingly, the Board believes that the proposed 20% ownership threshold for calling special meetings of stockholders, will help to balance these considerations, ensuring that special meetings can be called by stockholders with a meaningful interest in the Company but be less likely to be disruptive to the Company and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.
In order to implement this stockholder right, we are asking our stockholders to approve the amendment and restatement of the Current Certificate. A copy of the proposed Amended and Restated Certificate of Incorporation, marked to show the proposed changes to the Current Certificate, is attached hereto as Appendix B (the “Amended and Restated Certificate”).
Contingent upon the approval of the Amended and Restated Certificate, the Board will effect certain changes to our amended and restated bylaws (which do not require stockholder approval) to permit stockholders to call special meetings consistent with the rights provided in the Amended and Restated Certificate. This proposal four is separate and independent from proposal five. If both proposals are approved, we will combine the proposed changes in Appendix B and Appendix C into one consolidated Amended and Restated Certificate of Incorporation.

The Board recommends our stockholders vote "FOR" the amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings.

Guidewire Software, Inc.	18	2022 Proxy Statement

Proposed Amendment and Restatement of the Current Certificate
The proposed Amended and Restated Certificate would permit holders of record of at least 20% of all then outstanding shares of capital stock of the Company to call a special meeting of stockholders.
This description of the proposed Amended and Restated Certificate is a summary and is qualified by the full text of the proposed Amended and Restated Certificate, which is attached to this proxy statement as Appendix B and is marked to show the changes described above.
Recommendation
After consideration of the foregoing and other factors, including engagement with our stockholders who have indicated support for a stockholder right to call special meetings, our Board has unanimously determined that it is in the best interests of the Company and our stockholders to amend and restate the Current Certificate in order to permit stockholders to call a special meeting. Therefore, our Board has unanimously approved the proposed Amended and Restated Certificate and recommends that our stockholders vote “FOR” the amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding stock to call special meetings.
Vote Required
The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the capital stock of the Company entitled to vote at the annual meeting is required to approve the Amended and Restated Certificate. Shares that are voted “abstain” are treated as the same as voting “against” this proposal.
If our stockholders approve the Amended and Restated Certificate, our Board has authorized our officers to file the Amended and Restated Certificate with the Delaware Secretary of State, and the Amended and Restated Certificate would become effective upon acceptance by the Delaware Secretary of State. Our Board intends to make that filing if, and as soon as practicable after, this proposal is approved at this annual meeting.
If our stockholders do not approve the Amended and Restated Certificate, then the changes shown in Appendix B will not be adopted.

Guidewire Software, Inc.	19	2022 Proxy Statement

Proposal Five

Amendment and Restatement of Our Certificate of Incorporation to Permit the Exculpation of Officers
Section 102(b)(7) of the General Corporation Law of the State of Delaware was amended effective August 1, 2022 to authorize exculpation of officers of Delaware corporations. Specifically, the amendments extend the opportunity for Delaware corporations to exculpate their officers, in addition to their directors, for personal liability for breach of the duty of care in certain actions. This provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the corporation, such as derivative claims.
The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors. Accordingly, the Board believes that the proposal to extend exculpation to officers is fair and in the best interests of the corporation and its stockholders.
This proposal five is separate and independent from proposal four. If both proposals are approved, we will combine the proposed changes in Appendix B and Appendix C into one consolidated Amended and Restated Certificate of Incorporation.

The Board recommends our stockholders vote "FOR" the amendment and restatement of our certificate of incorporation to permit exculpation of officers.

Proposed Amendment and Restatement of the Current Certificate
The proposed Amended and Restated Certificate would authorize the exculpation of officers for personal liability for breach of the duty of care in certain actions as permitted by Section 102(b)(7) of the Delaware General Corporation Law.
This description of the proposed Amended and Restated Certificate is a summary and is qualified by the full text of the proposed Amended and Restated Certificate, which is attached to this proxy statement as Appendix C and is marked to show the changes described above.
Recommendation
Our Board has unanimously determined that it is in the best interests of the Company and our stockholders to amend and restate the Current Certificate in order to permit the exculpation of officers pursuant to Section 102(b)(7) of the Delaware General Corporation Law. Therefore, our Board has unanimously approved the proposed Amended and Restated Certificate and recommends that our stockholders vote "FOR" the amendment and restatement of our certificate of incorporation to permit such exculpation of officers.
Vote Required
The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the capital stock of the Company entitled to vote at the annual meeting is required to approve the Amended and Restated Certificate. Shares that are voted “abstain” are treated as the same as voting “against” this proposal.
If our stockholders approve the Amended and Restated Certificate, our Board has authorized our officers to file the Amended and Restated Certificate with the Delaware Secretary of State, and the Amended and Restated Certificate would become effective upon acceptance by the Delaware Secretary of State. Our Board intends to make that filing if, and as soon as practicable after, this proposal is approved at this annual meeting.
If our stockholders do not approve the Amended and Restated Certificate, then the changes shown in Appendix C will not be adopted.

Guidewire Software, Inc.	20	2022 Proxy Statement

Proposal Six

Approval of the Amendment and Restatement of the Guidewire Software, Inc. 2020 Stock Plan (“Stock Plan”) to increase the total number of shares of common stock available for issuance under the Stock Plan by 1,780,000
Our Board believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors, and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Our Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On September 10, 2020, our Board adopted the Guidewire Software, Inc. 2020 Stock Plan (the “Stock Plan”), which was approved by our stockholders on December 15, 2020. On September 8, 2022, our Board adopted an amendment and restatement of the Stock Plan (the “Amended and Restated Plan”), subject to stockholder approval at the 2022 annual meeting. The Amended and Restated Plan increases the aggregate number of shares authorized for issuance under the Stock Plan. The Amended and Restated Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by our Board and/or the Compensation Committee. A copy of the Amended and Restated Plan is attached as Appendix D to this proxy statement and is incorporated herein by reference.
We are asking you to approve the proposed Amended and Restated Plan, which will make 6,780,000 shares of our common stock (which includes the initial 5,000,000 shares reserved and the additional 1,780,000 shares being requested herein) available for the granting of awards under compensatory arrangements and incentives permitted thereunder, effective as of the date of our 2022 annual meeting. We are asking our stockholders to approve the Amended and Restated Plan so that we have a sufficient reserve of common stock to incentivize, attract and retain talent in a highly competitive market and industry, and to align the interests of our employees with those of our stockholders. If our stockholders do not approve the Amended and Restated Plan, then 1,780,000 additional shares will not become available for issuance under the Stock Plan.

The Board recommends a vote “FOR” the amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan

The Stock Plan will otherwise remain in effect in accordance with its terms and based on historical and current grant practices, we anticipate that we could deplete our share reserve prior to September 2024, putting us at a severe competitive disadvantage by eliminating our ability to offer equity incentives to motivate, attract and retain our employees. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of our needs. We believe that the proposed share pool increase to the Stock Plan is reasonable, appropriate, and in the best interests of our stockholders.

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As of September 30, 2022, there were stock options to acquire 136,606 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $67.36 and a weighted average remaining term of 9.14 years. In addition, as of September 30, 2022, there were 3,790,284 unvested full value awards with time-based vesting and 447,415 unvested full value awards with performance-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of September 30, 2022.
As of September 30, 2022, 1,436,455 shares of our common stock remain available for issuance under the Stock Plan. This amount does not reflect the additional 1,780,000 shares reserved under the Amended and Restated Plan, as set forth in this proposal.
Summary of Material Features of the Amended and Restated Plan
The material features of the Amended and Restated Plan are:
•Pursuant to the Amended and Restated Plan, an additional 1,780,000 shares are reserved for issuance under the Amended and Restated Plan (together with the 5,000,000 shares of common stock initially reserved under the Stock Plan, an aggregate of 6,780,000 shares);
•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;
•Shares that are forfeited, cancelled, or otherwise terminated (other than by exercise) will be added back to the reserved pool under the Amended and Restated Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the reserved pool under the Amended and Restated Plan. In addition, shares we reacquire on the open market will not be added to the reserved pool under the Amended and Restated Plan;
•Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;
•The value of all awards awarded under the Amended and Restated Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;
•Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award.
•The plan administrator may only accelerate the exercisability or vesting of awards in circumstances involving a grantee’s death or disability;
•Any material amendment to the Amended and Restated Plan is subject to approval by our stockholders; and
•The term of the Amended and Restated Plan will expire on December 14, 2030 and no incentive stock options may be granted under the Amended and Restated Plan after September 9, 2030. We are not asking our stockholders to extend the term of the Stock Plan.
Based solely on the closing price of our common stock as reported by the New York Stock Market on September 30, 2022 and the maximum number of shares that would have been available for awards as of such date under the Amended and Restated Plan, the maximum aggregate market value of the common stock that could potentially be issued under the Amended and Restated Plan is $198,069,299.
Rationale for Share Increase
Equity incentive awards are an important component of our executive and non-executive employees’ compensation. We grant equity awards on a broad basis to our employees because we believe equity compensation is a critical component of the Company’s human capital management strategy, as it is essential to our recruiting, development, and retention objectives, which focus on attracting skilled and engaged employees who contribute the talent and diverse perspectives necessary to our innovative, forward-looking, and inclusive workforce. Also, we believe that a broad-based equity compensation program incentivizes employees to achieve our short-term and long-term business objectives, promotes an employee ownership culture, motivates employees to increase stockholder value by establishing a strong link between our employees and our stockholders’ interests, and because the awards are typically subject to vesting and other conditions, promotes a focus on long-term value creation. Based on historical and current grant practices, we anticipate that we could deplete our share reserve under the Stock

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Plan prior to September 2024. If our stockholders approve the Amended and Restated Plan, we anticipate being able to award grants for approximately two years, depending on a variety of factors, including the future price of our common stock, our hiring activity during the next few years and the rate of forfeitures of outstanding awards. Without stockholder approval of the Amended and Restated Plan, we would not be able to offer a competitive equity compensation program to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success, especially in an industry that increasingly relies on equity compensation as a key component of overall employee compensation. Hence, the Amended and Restated Plan is critical to our ongoing effort to build stockholder value.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for our employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.
Burn Rate
The following table sets forth information regarding historical awards granted and earned for the FY 2020 through 2022 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2022	2021	2020

Restricted Stock Units	1,942,391	1,429,325	1,587,664
Total Awards Granted(1)	1,942,391	1,429,325	1,587,664
Weighted average common shares outstanding during the fiscal year	83,569,517	83,577,375	82,855,392
Annual Burn Rate	2.32%	1.71%	1.92%
Three-Year Average Burn Rate(2)	1.98%	N/A	N/A
(1)Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.
(2)As illustrated in the table above, our three-year average burn rate for the FY 2020-2022 period was 1.98%.
The Compensation Committee determined the size of reserved pool under the Amended and Restated Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. As noted above, we anticipate that if our request to increase the share reserve is approved by our stockholders, it will provide us with enough shares for equity awards for approximately two years, with such timing dependent on a variety of factors, including the future price of our common stock, our hiring activity during the next few years and the rate of forfeitures of outstanding awards. These factors may require us to reevaluate our current equity grant practices which could then cause the reserved pool under the Amended and Restated Plan to be depleted at a more rapid pace.
Summary of the Amended and Restated Plan
The following description of certain features of the Amended and Restated Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended and Restated Plan, which is attached hereto as Appendix D.
Administration. The Amended and Restated Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated Plan. The Compensation Committee may not accelerate the exercisability or vesting of all or any portion of any award unless in circumstances involving a grantee’s death or disability. The Compensation Committee may delegate to a committee consisting of one or more officers of the Company, including our CEO, the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and are not members of the delegated committee, subject to certain limitations and guidelines.

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Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Amended and Restated Plan, subject to the discretion of the administrator. As of September 30, 2022, approximately 3,254 individuals would have been eligible to participate in the Amended and Restated Plan had it been effective on such date, which includes 5 executive officers, 3,241 employees who are not executive officers, 7 non-employee directors and 1 consultant. There are certain limits on the number of awards that may be granted under the Amended and Restated Plan. For example, no more than 6,780,000 shares of stock may be issued in the form of incentive options. In addition, there is a $100,000 limit on the value of shares of common stock subject to incentive options that may first become exercisable by an optionee in any one calendar year.
Director Compensation Limit. The Amended and Restated Plan provides that the value of all awards awarded under the Amended and Restated Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $750,000.
Stock Options. The Amended and Restated Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended and Restated Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the last reported sale price of the shares of common stock on the New York Stock Exchange. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee only in circumstances involving an optionee’s death or disability. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Amended and Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.
Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting shall not be paid unless and until such vesting conditions are attained).
Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance

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goals and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.
Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the Amended and Restated Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Amended and Restated Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.
Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.
Change of Control Provisions. The Amended and Restated Plan provides that upon the effectiveness of a “sale event,” as defined in the Amended and Restated Plan, outstanding awards may be assumed, continued or substituted for by the successor entity. If such awards are not assumed, continued or substituted for by the successor entity, then except as otherwise provided by the Compensation Committee in the award agreement, all awards with time-based conditions will become vested and exercisable upon the sale event and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event to the extent specified in the relevant award agreement. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.
Adjustments for Stock Dividends, Stock Splits, Etc. The Amended and Restated Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Amended and Restated Plan, to certain limits in the Amended and Restated Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the Amended and Restated Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The Compensation Committee may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
Amendments and Termination. Our Board may at any time amend or discontinue the Amended and Restated Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the New York Stock Exchange, any amendments that materially change the terms of the Amended and Restated Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options.
Effective Date of Amended and Restated Plan. Our Board adopted the Amended and Restated Plan on [September 8], 2022, and it will become effective upon approval by our stockholders. No awards of incentive options may be granted under the

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Amended and Restated Plan after September 9, 2030. No other awards may be granted under the Amended and Restated Plan after December 14, 2030.
New Plan Benefits
Because the grant of awards under the Amended and Restated Plan is within the discretion of our Board and the Compensation Committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended and Restated Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Amended and Restated Plan, the following table provides information concerning the benefits that were received by the following persons and groups during FY 2022: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
Name	Average Exercise Price ($)	Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)

Mike Rosenbaum Chief Executive Officer	—	—	8,474,034	70,476
Jeff Cooper Chief Financial Officer	—	—	3,720,580	31,010
John Mullen President and Chief Revenue Officer	—	—	10,150,676	119,490
Priscilla Hung President and Chief Operating Officer	—	—	4,509,808	37,588
Winston King Chief Administrative Officer, General Counsel, and Secretary	—	—	2,254,904	18,794
Frank O’Dowd Former Chief Sales Officer	—	—	3,382,476	28,192
All current executive officers, as a group	—	—	29,110,002	277,358
All current directors who are not executive officers, as a group	—	—	1,324,205	11,837
All current employees who are not executive officers, as a group	71.67	60,900	188,489,213	1,650,912

(1)The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 10 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended July 31, 2022.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the Amended and Restated Plan. It does not describe all federal tax consequences under the Amended and Restated Plan, nor does it describe state or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

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If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the stock option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Stock Options. No income is realized by the optionee at the time the non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the stock option.
Stock Appreciation Rights. No income will be recognized by a recipient upon the grant of either tandem or freestanding stock appreciation rights. For the year in which the stock appreciation right is exercised, the recipient will generally be taxed at ordinary income rates on the amount equal to the cash received plus the fair market value of any unrestricted shares received on the exercise.
Restricted Stock Awards. The recipient of a restricted stock award will generally be taxed at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to restrictions. However, a recipient may elect under Section 83(b) of the Code (the election must be filed with the IRS within 30 days of the grant date) to be taxed at ordinary income rates on the difference between: (i) the fair market value of such shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares. If a Section 83(b) election has not been made, dividends received with respect to restricted shares will generally be taxed as ordinary income to the recipient. If a Section 83(b) election has been made, dividends will be taxed at dividend rates.
Restricted Stock Units. The recipient of a restricted stock unit will generally be taxed at ordinary income rates on the fair market value of the shares of the Company’s common stock awarded on the transfer date (reduced by any amount paid by the recipient for such shares). The capital gains/loss holding period for such shares will also commence on such date.
Unrestricted Stock Awards. The recipient of an unrestricted stock award will generally be taxed at ordinary income rates on the difference between: (i) the fair market value of the shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares.
Cash-Based Awards. The recipient will generally be taxed at ordinary income rates on the amount equal to the cash received.
Dividend Equivalent Rights. There are generally no Federal income tax consequences to the recipient or the Company on the grant of a dividend equivalent right. When the dividend equivalent right is converted to cash and/or additional shares of common stock and distributed to the recipient of a dividend equivalent right, the cash or the fair market value of the shares of common stock will be taxable to the recipient as ordinary income and the Company will be entitled to a corresponding deduction for tax purposes.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

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Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the Amended and Restated Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.
Equity Compensation Plan Information
The following table provides information as of July 31, 2022 regarding shares of common stock that may be issued under the Company’s 2011 Stock Plan and 2020 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)

Equity compensation plans approved by security holders(1):	2,870,101	61.93 (2)	3,360,659
Equity compensation plans not approved by security holders:	—	—	—
Total	2,870,101		3,360,659
(1)The shares of Company common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expired or are otherwise terminated (other than by exercise), under the Company’s 2020 Stock Plan and 2011 Stock Plan will be added back to the shares of stock available for issuance under the Company’s 2020 Stock Plan. The Company no longer makes grants under the 2006 Stock Plan, the 2009 Stock Plan or the 2010 Restricted Stock Units Plan and there are no outstanding awards thereunder.
(2)Excludes 2,794,395 shares subject to RSUs outstanding as of July 31, 2022, as such shares have no exercise price.
Recommendation
Our Board has unanimously determined that it is in the best interests of the Company and our stockholders to amend and restate the 2020 Stock Plan in order to increase the number shares of our common stock available for issuance by 1,780,000 shares, for the granting of awards under compensatory arrangements and incentives permitted thereunder. Therefore, our Board has unanimously approved the proposed Amended and Restated 2020 Stock Plan and recommends that our stockholders vote "FOR" the amendment and restatement of our 2020 Stock Plan to permit such share increase.
Vote Required for Approval
The affirmative vote of a majority of shares represented and entitled to vote at the annual meeting is required for the approval of the Amended and Restated Plan.

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Information About the Board and Corporate Governance
Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules, and the listing standards of the New York Stock Exchange (“NYSE”).
Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board” below), at the direction of our Board, we also:
•Periodically review and make necessary changes to the charters for our audit, compensation, nominating and corporate governance, and risk committees;
•Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and
•Have a code of business conduct and ethics that applies to our officers, directors, and employees.
In addition, we have adopted a set of corporate governance guidelines. The NCG Committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:
•Director Independence – Independent directors must constitute at least a majority of our Board;
•Monitoring Board Effectiveness – Our Board must conduct an annual self-evaluation of the Board and its committees;
•Chairman of the Board – The roles and responsibilities of the Chairman of the Board are generally described in our corporate governance guidelines, as described under the section titled, “Chairman of the Board” below;
•Lead Independent Director – The roles and responsibilities of the Lead Independent Director are generally described in our corporate governance guidelines, as described under the section titled, “Lead Independent Director” below;
•Executive Sessions of Directors – The Chairman of the Board regularly leads meetings among non-employee directors without management present and the Lead Independent Director regularly leads meetings among the independent directors;
•Board Access to Independent Advisors – Our Board as a whole, and each of its committees separately, have authority to retain independent consultants, counselors, or advisors as each deems necessary or appropriate;
•Board Committees – All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable NYSE criteria; and
•External Programs – We make director education program information available to our Board regularly, encourage them to attend director education programs, and reimburse the costs of attending such programs.
Copies of our corporate governance guidelines, code of business conduct and ethics, and committee charters can be found on our website at www.guidewire.com under “About/Investor Relations/Corporate Governance.”
Meetings of the Board
Our Board held seven meetings in fiscal year 2022. During fiscal year 2022, each director attended at least 75% of all meetings held of the Board and the committees on which he or she served at the time. Under our corporate governance guidelines,

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directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations.
Listening to Our Stockholders
Our Board welcomes feedback from stockholders on our governance practices and policies, board composition, executive compensation framework, and other matters related to our strategy and performance. During 2021, we continued our ongoing outreach efforts and received valuable feedback from stockholders, as further discussed in the Compensation Discussion and Analysis section provided herein. As a result of these discussions, the Board has committed to amending our bylaws and proposing an amendment to our certificate of incorporation at our 2022 annual meeting of stockholders that would permit stockholders holding 20% or more of our outstanding common stock to call a special meeting of stockholders.
Stockholder Communications with the Board
Stockholders and other parties may communicate directly with the Board by writing to: Board of Directors, c/o Guidewire Software, Inc., 2850 South Delaware St., Suite 400, San Mateo, California 94403. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and handled in accordance with applicable procedures established by the Audit Committee.
For a stockholder communication directed to an individual director in his or her capacity as a member of our Board, to our Chairman of the Board, or our Lead Independent Director, stockholders and other parties interested in communicating directly with such director may do so by writing to: Board of Directors, c/o Guidewire Software, Inc., 2850 South Delaware St., Suite 400, San Mateo, California 94403, Attention: [Name of Individual Director].
Our General Counsel, in consultation with members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the relevant member or members of our Board, or if none is specified, to our Chairman of the Board.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees, including our CEO, principal financial officer, and principal accounting officer. During fiscal year 2022, no waivers were granted from any provision of the code of business conduct and ethics.
A copy of our code of business conduct and ethics is available on our website at www.guidewire.com under “About/Investor Relations/Corporate Governance” and may also be obtained without charge by contacting our Secretary at Guidewire Software, Inc., 2850 S. Delaware St., Suite 400, San Mateo, California 94403. We intend to post any amendments to or waivers of our code of business conduct and ethics (to the extent applicable to our CEO, principal financial officer, or principal accounting officer) on our website.
Independence of the Board
Consistent with our corporate governance guidelines and NYSE rules, our Board has determined that, as of the date of this proxy statement, seven out of the nine members of our Board are “independent,” the two non-independent members being Mike Rosenbaum, our CEO, and Marcus S. Ryu, our former President and CEO. In addition, all members of the Audit, Compensation, and NCG committees satisfy such independence criteria.
Structure of the Board
The positions of CEO and Chairman of the Board are separated. Our Board believes that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Chairman of the Board is Marcus Ryu, who is not currently independent, based on his prior service as a Company executive. Our Board has appointed Paul Lavin as our Lead Independent Director. We believe having a Lead Independent Director is an important governance practice given that the Chairman of the Board, Mr. Ryu, is not currently an independent director. This structure optimizes the roles of CEO, Chairman of the Board, and Lead Independent Director and provides us with sound corporate governance in the management of our business.
We also have a Lead Customer Advocate, Michael C. Keller, who knows the insurance industry well, to interact with and advocate on the behalf of our customers.

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Chairman of the Board
The duties of the Chairman of the Board include: (i) collaborating with the CEO on the Company's strategy, product roadmap, management organization, acquisitions, and legal matters, (ii) reviewing meeting agendas of the Board in consultation with the CEO, (iii) presiding over meetings of the Board, (iv) approving meeting schedules to ensure that there is sufficient time for discussion of all items, (v) serving as a liaison between our CEO and our Board, and (vi) leading the Board's annual evaluation process of the CEO.
Lead Independent Director
Our lead independent director is Paul Lavin. The duties of the Lead Independent Director include (i) chairing executive sessions of independent directors, (ii) presiding over meetings of the Board in the Chairman of the Board’s absence, (iii) serving as liaison between the Chairman of the Board and the independent directors, (iv) approving meeting agendas for our Board (created by the CEO and Chairman of the Board), and ensuring there is sufficient time for discussion of all agenda items, (v) providing input on the amount and type of information shared with our Board (the Chairman of the Board and CEO are responsible for determining and gathering such information), (vi) having authority to call meetings of the independent directors, and (vii) if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.
Lead Customer Advocate
Our lead customer advocate is Michael C. Keller. The duties of the Lead Customer Advocate include (i) serving as a representative and liaison for any requested interactions between our Board and our customers, (ii) overseeing and advising management on the development of customer engagement strategies, (iii) participating as a representative of our Board at customer-focused events, including the annual user conference, and leadership symposiums, and (iv) acting as sponsor for the Guidewire Strategic Customer Advisory Council including planning and attending meetings, assisting with follow up, and maintaining relationships with customer members.
Executive Sessions
The Board regularly holds executive sessions without the presence of executive management. The sessions are scheduled and led by our Chairman of the Board. We also regularly hold sessions of our independent directors led by our Lead Independent Director. Any director can request additional executive session(s) be scheduled.
Director Attendance at Annual Stockholder Meetings
Directors are encouraged, but not required, to attend our annual meeting of stockholders. Seven of the eight directors serving as of December 14, 2021 attended the 2021 annual meeting of stockholders.
Board's Role in Risk Oversight
Our Board has overall responsibility for our risk oversight with a focus on the most significant risks. The Board's risk oversight process builds upon management's risk assessment and mitigation processes. Our enterprise risk management program is overseen by our Audit Committee, general counsel, chief financial officer, chief operating officer, and vice president of enterprise risk management and internal audit. Individual risks are identified and prioritized based on their overall significance to the organization in the context of likelihood and impact. The most significant risks are then identified to the Board and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the Board and management. The management team communicates regularly with the Board, including the Audit and Risk Committees, regarding management's ongoing enterprise risk management assessments. Our Board also receives committee reports from each of the standing committees of the Board periodically to assist it in overseeing the Company's enterprise risk management. In addition, the Risk Committee assists our Board in its oversight of key risks, including risks related to operations, business continuity, information security, and data management and privacy. The Risk Committee also assists our Board in oversight of guidelines, policies, and processes for monitoring and mitigating such key risks. The Board also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the Board or any of its committees.
Compensation Plans Risk Assessment
As part of its oversight function, our Board and our Compensation Committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Compensation Committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

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Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act, we have established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls, or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person) to us at our principal executive offices to the attention of the general counsel and to the chair of the Audit Committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our dedicated reporting website. Such complaints received by telephone or via online reporting system are promptly sent to the general counsel and to the chair of the Audit Committee.

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Committees of the Board
Our Board uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full Board. Each committee reviews the progress and results of its meetings with the full Board and makes recommendations to our Board as and when appropriate. Our Board presently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. Each of the four standing committees of our Board described below operates pursuant to a written committee charter that is available to stockholders on our website at www.guidewire.com under “About/Investor Relations/Corporate Governance.”
A summary of our committee structure and membership information of each of our directors as of the date of this proxy statement is available at page i above.

Audit Committee
The Audit Committee met nine times in fiscal year 2022. The Board has determined that each of the members of the Audit Committee (1) is “independent” as defined by current NYSE listing standards and (2) meets the independence requirements of Rule 10A of the Exchange Act. Ms. Dillon and Ms. Lego each qualifies as a “financial expert” as defined by SEC rules. Pursuant to its charter, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm, and other significant financial matters. In discharging its duties, the Audit Committee:
•Has the sole authority to appoint, compensate, retain, oversee, and terminate the independent registered public accounting firm;
•Reviews and approves the scope of the annual audit;
•Reviews and approves the scope of internal audit;
•Reviews and pre-approves the engagement of our independent registered public accounting firm to perform audit and non-audit services and related fees;
•Reviews the integrity of our financial reporting process;
•Reviews our financial statements, disclosures and filings with the SEC;
•Reviews and approves an annual report of the Audit Committee for inclusion in this proxy statement;
•Reviews disclosures from our independent registered public accounting firm regarding independence standards;
•Reviews and, if appropriate, approves, related-party transactions;
•Oversees procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters;
•Annually reviews with management the Company’s key Environmental, Social and Governance (“ESG”) disclosures and the adequacy and effectiveness of applicable internal controls related to such disclosures; and
•Annually reviews and assesses its performance and the adequacy of its charter.

Catherine P. Lego (Chair) Margaret Dillon Paul Lavin

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Compensation Committee
The Compensation Committee met five times in fiscal year 2022. The board of directors has determined that each of the members of the Compensation Committee is (1) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, (2) an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and (3) “independent” as defined by current NYSE listing standards.
The Compensation Committee's specific responsibilities include the following:
•Overseeing our compensation policies, plans and benefits programs generally;
•Evaluating the performance of our executives;
•Overseeing, evaluating the performance of and setting compensation for our executive officers;
•Reviewing and approving any employment, severance, and change of control agreements with our executive officers, as well as any other compensation arrangements;
•Evaluating and recommending equity grants and compensation for our directors;
•Acting as administrator of our equity compensation plans;
•Reviewing an annual discussion and analysis on executive compensation for inclusion in our annual proxy statement;
•Overseeing all matters relating to stockholder advisory voting on executive compensation for our named executive officers (“say-on-pay”), the frequency of such voting, and stockholder advisory voting regarding change of control or “golden parachute” payments;
•Retaining or obtaining the advice of compensation consultants, legal counsel, and/or other advisers on compensation arrangements;
•Reviewing and approving the peer group of companies used to inform the Company's evaluation of compensation for its CEO, other executive officers, and directors;
•Reviewing any risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on the Company;
•Reviewing and discussing with management the Company’s compensation initiatives, policies, practices, reporting and disclosures with respect to ESG matters, including those for inclusion in our annual proxy statement and on our website;
•Evaluating the impact of ESG matters on executive officer and employee performance;
•Reviewing and discussing with management the Company’s human capital management activities, including the Company’s disclosure of such activities in its public filings and reports, which activities include, among other things, matters relating to talent management and development, talent acquisition, employee engagement and diversity, equity, and inclusion; and
•Annually reviewing and evaluating its performance and periodically reviewing the adequacy of its charter.

Michael C. Keller (Chair) David S. Bauer Andrew Brown Rajani Ramanathan

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Nominating and Corporate Governance Committee
The NCG Committee met four times in fiscal year 2022. The Board has determined that each of the members of the NCG Committee is “independent” as defined under current NYSE listing standards. Pursuant to its charter, the NCG Committee is responsible for, among other things:
•Making recommendations to our Board regarding nominees to the Board proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the Board;
•Evaluating and recommending to our Board any revisions to our corporate governance guidelines;
•Establishing criteria for membership on the Board and its committees, including criteria as to director independence;
•Overseeing the process for evaluating the performance of our Board and its committees;
•Evaluating the current composition, organization, and governance of our Board and its committees, determining future requirements and making recommendations to our Board for approval;
•Reviewing conflicts of interest policies;
•Oversight of the Company’s ESG efforts; and
•Annually reviewing and evaluating its performance, including compliance with its charter.

Margaret Dillon (Chair) Paul Lavin Catherine P. Lego

Risk Committee
The Risk Committee met four times in fiscal year 2022. Pursuant to its charter, the Risk Committee may meet as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities, including, among other things:
•Reviewing key risk exposures, including risks related to operations, business continuity, information security, and data management and privacy; the steps the Company has taken to detect, monitor and actively manage such exposures; and the Company’s risk assessment and risk management policies relating to such exposures;
•Reviewing and discussing with management the tone and culture within the Company regarding such key risks;
•Reviewing management actions on significant compliance matters related to such key risks and the Company’s compliance with applicable laws and regulations related to such key risks; and
•Reviewing reports on selected key risk topics as the Risk Committee deems appropriate.

Rajani Ramanathan (Chair) David S. Bauer Andrew Brown Michael C. Keller

Consideration of Director Nominees
Stockholder Nominees. Our amended and restated bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. For a description of this process, see the section titled “Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares - How can stockholders submit a proposal for inclusion in our proxy statement for the 2023 annual meeting?” above. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NCG Committee. The NCG Committee's policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the NCG Committee seeks to balance an individual's

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knowledge, experience and capabilities and compliance with the membership criteria set forth below under the section titled “Director Qualifications.”
Director Qualifications. Our corporate governance guidelines apply membership criteria to nominees recommended by the NCG Committee for a position on our Board. These include judgment, diversity, skills, background, and experience in light of our Board’s present composition and the current challenges and needs of our Board and its committees. The NCG Committee also takes into account the independence, financial literacy, and financial expertise standards required under our corporate governance guidelines and committees' charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate's present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders. While we take into account diversity of background, experience, knowledge, and abilities and are committed to diversity, we do not have a formal policy that requires nominees to meet specific criteria.
Identifying and Evaluating Nominees for Directors. The NCG Committee utilizes a variety of methods to identify and evaluate director nominees. The NCG Committee plans to assess the appropriate size of our Board from time to time and whether any vacancies are expected. In the event that vacancies are anticipated or otherwise arise, the NCG Committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the NCG Committee through current Board members, professional search firms engaged by the NCG Committee, stockholders, or others. These candidates may be evaluated at meetings of the NCG Committee and may be considered at any point during the year.
Succession Planning
Our CEO works with the NCG Committee and the Board on a regular basis to ensure there is a current and effective plan of succession and development for the CEO and the executive management team. Our Board believes that the directors and the CEO should collaborate on management succession planning and that the entire Board should be involved in the critical aspects of the succession planning process for our CEO, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates, and making key management succession decisions. Management succession is regularly discussed by the directors in meetings of the Board and in executive sessions of the Board. In addition, the Board annually reviews the Company’s leadership pipeline, talent strategies including succession, and plans for key positions. Directors also become familiar with potential successors for key positions through various other means, including presentations and informal meetings.
Corporate Sustainability and Environmental, Social, and Governance Matters
Our Consideration of Corporate Sustainability
Our Board and executive leadership team (“ELT”) recognize the importance of solid governance, environmental stewardship, and social responsibility to our long-term business growth and value creation. We review and consider sustainable business practices and are implementing processes in our operations to manage ESG matters relevant to our business over time.
We are pleased to have issued our inaugural Environmental, Social, and Governance Report in October 2022. For more information, please visit www.guidewire.com under “About/Corporate Sustainability.” The contents of this report and other information available on our website are not incorporated in this proxy statement.
Governance of ESG
While our entire Board engages on ESG matters that impact our business, it has assigned primary responsibility to specific Board committees to oversee ESG risks and strategy in areas such as the environment, data security, diversity, equity, and inclusion (“DEI”), corporate citizenship and risk management.
•The NCG Committee, in accordance with its charter, exercises oversight of our ESG efforts, including monitoring our approach, reviewing our citizenship and sustainability initiatives and targets, and assessing the impact of our operations and business practices. The NCG Committee is responsible for periodically reporting to our Board with regard to our ESG programs, including potential long- and short-term trends and the impact of ESG issues on our business.
•The Audit Committee is responsible for reviewing with management at least annually the type and presentation of our key ESG disclosures and the adequacy and effectiveness of applicable internal controls related to such disclosures.
•The Compensation Committee is tasked with considering our ESG efforts when evaluating executive compensation, evaluating the impact of ESG matters on executive officer and employee performance, and reviewing and discussing with management our compensation initiatives, policies and disclosures with respect to ESG matters as well as reviewing with

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management our human capital management activities, which include, among other things, matters relating to talent management and development, talent acquisition, employee engagement, and DEI.
•The Risk Committee reviews and assists with oversight of our key risk exposures, including those related to operations, business continuity, information security, and data management and privacy.
More information on the committees’ charters can be found on our website at www.guidewire.com under “About/Investor Relations/Corporate Governance.”
Our CEO and ELT are responsible for our overall ESG strategic performance and appropriate structures to manage ESG across our business. We have appointed a Head of ESG, a seasoned company executive responsible for leading our integrated strategy and engaging with cross-functional teams and business leaders with the goal of appropriate alignment and management of our ESG initiatives. Additionally, we launched a management-level ESG Task Force in June 2021, led by our Head of ESG, that is comprised of leaders representing a broad cross-section within our business, including Finance, Investor Relations, Customer Success, People/DEI, Legal/Compliance, Enterprise Risk Management, and Information Security. This cross-functional group is responsible for our overall ESG program’s strategic performance, including the creation and support of appropriate structures to manage ESG across the business. The NCG Committee exercises primary oversight for our overall ESG program’s strategic development, implementation, and monitoring initiatives. Our ESG Task Force meets at least quarterly, advises on ESG disclosures, and provides periodic updates to the NCG Committee and ELT.
Responsible Business Practices
We believe that governance and responsible business practices strengthen our long-term success through our core value of integrity, contributing to a strong foundation for our ESG program. We shape this core value into action through our policies and procedures.
Governance, Trust, and Integrity
Our Board oversees the implementation of responsible practices consistent with the evolving governance environment. The NCG Committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our Board concerning corporate governance matters. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our CEO, principal financial officer, and principal accounting officer. We currently are not a politically active organization, and we do not contribute to political campaigns or participate in lobbying efforts. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be found on our website at www.guidewire.com under “About/Investor Relations/Corporate Governance.”
Information Security and Data Privacy
Our Board maintains oversight of our security program through its Risk Committee, including any associated guidelines, policies, and processes for monitoring and mitigating risks related to information security.
Led by our Chief Information Security Officer and Chief Information Officer, as well as our Privacy, Information Security and Business Technology teams, we are embracing a security- and privacy-first mindset as we continue to grow our teams and invest in the infrastructure, personnel, best practices, and policies required to secure and protect the data entrusted to us.
We maintain our ISO 27001 certification and undergo periodic SOC 2 audits to protect and assess our security programs, including the use of third-party information security standards such as the National Institute of Standards and Technology Cybersecurity Framework and the Zero-Trust Architecture. We also commit to transparent privacy principles in our Privacy Policy, including not sharing or selling customer data for marketing, advertising, or other commercial purposes.
We outsource our data center needs to a third-party provider, utilizing cloud-based platforms and leveraging physical and data security infrastructure. The provider is required to comply with our third-party vendor and security protocols, in addition to all applicable data privacy laws.
Business Continuity and Disaster Recovery
The Risk Committee assists our Board in its oversight of specific risks related to our operations and business continuity. For additional information, please see the discussion of our Board’s Role in Risk Oversight within this proxy statement.
Human Capital and Social Impact
Our Board oversees our human capital management through its Compensation Committee’s consideration and discussion with our executives on the tone and culture within the company. Additionally, the NCG Committee also reviews with our executives the

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impacts to our business operations and business practices with respect to issues such as DEI, corporate citizenship, and community involvement.
Attracting, Developing, and Retaining Employees
Understanding and anticipating the priorities and needs of our current and future employees is important to realizing our mission to be the platform insurers trust to engage, innovate, and grow efficiently. Our recruiting, development, and retention objectives focus on attracting skilled and engaged employees who contribute the talent and diverse perspectives critical to our innovative, forward-looking, and inclusive workforce. Our flexible work policies expand our ability to hire and retain talent in geographies where we do not have physical offices. Fostering career progression by encouraging regular professional education empowers our employees to pursue their professional goals, which is critical to developing and retaining our employees.
Our current benefit and wellness programs are designed to drive engagement that positively impacts our culture, job satisfaction, recruiting, and retention. In response to the COVID-19 pandemic, we expanded our physical, mental, and family health programs and informational outreach. We also seek to continue to improve our employee experience through professional development opportunities and personal empowerment, and fair compensation and benefits.
Diversity, Equity, and Inclusion
We strive to create an environment that is inclusive and embraces diversity across our global workforce and appointed a Global Head of DEI in December 2020. Our DEI program consists of policies, processes, and metrics that align and drive our DEI strategy and long-term success and is built upon three key pillars: establishing inclusive practices, building inclusive partnerships, and providing education and resources.
Since fiscal year 2021, we have established several initiatives to achieve the goal of building inclusion and belonging into our company culture, where diversity is valued and harnessed so that our employees can contribute their best work. We have broadened the scope of our talent attraction and hiring process to identify more diverse candidates, with the goal of creating a more diverse global workforce over time. We have established Employee Resource Groups (“ERGs”), employee-led groups of volunteer individuals with common interests, experiences, backgrounds or demographics such as race/ethnicity, gender, sexual orientation, military status, religion, abilities, and age. We established four ERGs in fiscal year 2021 and added two ERGs in fiscal year 2022.
Community Support and Outreach
In fiscal year 2022, we re-launched our Guidewire Gives Back (“GGB”) program focused on investing in local communities where we operate by encouraging employee volunteerism, philanthropy, and social impact investment. The GGB program is centered around employee engagement and community impact through volunteer hours from the Guidewire community and financial donations, both of which are geared toward making a measurable difference. The GGB strategy, programs, and collaborative partnerships reflect employees’ passions and embody Guidewire’s corporate mission as well as our customers’ purposes.
Environmental Sustainability
Our Board oversees our environmental stewardship through the responsibilities of the NCG Committee, which periodically reviews with our executives the environmental considerations of our business practices, and reports to our Board on a periodic basis environmental long- and short-term trends and their potential business impact.
We continue to identify possible strategies to reduce our global environmental footprint. As a global company with more than 20 offices around the world, we are working towards reducing waste and energy consumption, measuring and reducing our emissions, and looking towards optimizing the performance of our buildings through incorporating green building standards in office design, construction and operation as part of our overall efforts with respect to corporate sustainability.
In fiscal year 2020, we formed a greenhouse gas (“GHG”) emissions baseline from which we intend to establish future goals. In order to limit our carbon footprint, we outsource portions of our operations such as our data centers to third-party data center solutions hosted on cloud-based platforms, which we believe leverage economies-of-scale to reduce carbon emissions and electricity usage. For example, in fiscal year 2022, we exited certain of our data center co-location facilities and transitioned to running our operations on AWS.
No Incorporation by Reference
This proxy statement includes several website addresses or references to additional company reports or resources found on those websites. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

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Executive Officers
Our executive officers, and their ages and positions as of October 24, 2022, are set forth below:

Name	Age	Position(s)

Mike Rosenbaum	51	Chief Executive Officer
Jeff Cooper	46	Chief Financial Officer
Priscilla Hung	55	President and Chief Operating Officer
John Mullen	50	President and Chief Revenue Officer
Winston King	51	Chief Administrative Officer, General Counsel, and Secretary
Frank O'Dowd*	54	Former Chief Sales Officer
*On November 1, 2021, we announced that Mr. O’Dowd will no longer serve as Chief Sales Officer. Mr. O’Dowd agreed to remain as an employee through the end of the 2021 calendar year.
Mike Rosenbaum. See the section titled "Proposal One: Election of Directors" for Mr. Rosenbaum's biographical information.

Jeff Cooper Age: 46 Chief Financial Officer
Jeff Cooper has served as our Chief Financial Officer (“CFO”) since June 2020. Mr. Cooper had previously served as interim Chief Financial Officer since March 5, 2020 and, prior to that, served as the Company’s Vice President of Finance since 2017. Prior to joining the Company, Mr. Cooper served as Chief Financial Officer of GoodData, a cloud-based data and analytics platform company, from 2016 to 2017. From 2013 to 2016, Mr. Cooper served as Vice President, Finance for Rally Software, a publicly traded cloud-based application lifecycle management software company. Prior to that, Mr. Cooper was a Vice President focusing on the software industry in the investment banking division of Deutsche Bank Securities. Mr. Cooper holds a B.A. in Political Science from Princeton University and an M.B.A. degree from the London Business School.

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Priscilla Hung Age: 55 President and Chief Operating Officer
Priscilla Hung has served as our President since June 2020 and Chief Operating Officer since June 2017. She also served as our Chief Administrative Officer from September 2014 to June 2017, our Senior Vice President of Operations & Corporate Development from September 2012 to September 2014, our Vice President of Operations from 2010 to 2012, and our Vice President of Corporate Development & Alliances from 2005 to 2010. Ms. Hung has served on the board of directors of Veeva Systems Inc. since January 2022, Ethos since August 2020, and Vonage since October 2019. Ms. Hung had served as a member of the board of directors of Vonage Holdings Corp., which was a publicly traded cloud communications provider until it was acquired by Ericsson in July 2022. Prior to joining Guidewire, from 2000 to 2005, Ms. Hung held several management positions at Ariba Inc., including the Director of Operations and Director of Global Channels and Alliances. Ms. Hung holds an M.Eng. Degree in Industrial Engineering and Operations Research from Cornell University.

John Mullen Age: 50 President and Chief Revenue Officer
John Mullen has served as our President and Chief Revenue Officer since February 2022. Mr. Mullen leads Guidewire’s Global Sales, Delivery Services, and Customer Success organizations. Prior to joining Guidewire, Mr. Mullen held a variety of leadership positions with Capgemini for 14 years including CEO of the North America, America Business Unit, and as Corporate Vice President in the Financial Services Global Practice where he served as the Global Insurance Business Unit Leader. He began his career with eight years at Accenture. Mr. Mullen is an accomplished senior executive with more than 25 years of experience in driving high-growth teams to shape and deliver industry transformation. He earned a bachelor’s degree from the University of Dayton and his masters degree from the University of Tulsa.

Winston King Age: 51 Chief Administrative Officer, General Counsel, and Secretary
Winston King has served as our General Counsel and Secretary since January 2013 and has served as our Chief Administrative Officer since June 2018. Before joining Guidewire, Mr. King worked at Infogroup, Inc., a multinational data, marketing services and research firm, from 2007 to 2012, where he most recently was EVP, General Counsel and Secretary. Prior to that, Mr. King practiced with the WilmerHale law firm in its Washington, DC office. Mr. King holds an A.B. in Economics from Duke University and a J.D. from Vanderbilt University School of Law.

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Information Regarding Compensation of Directors and Executive Officers
Director Compensation
We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between our directors and our executives, both during and between formal meetings, as well as to compensate our directors for their time and effort. Further, we believe that it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.
The Compensation Committee reviews non-employee director compensation approximately every year, to determine the appropriate compensation for service on the Board. The Compensation Committee last reviewed non-employee director compensation in November 2021. In doing so, the Compensation Committee reviewed and considered a peer group study prepared by its executive compensation advisor, Aon Human Capital Solutions, a division of Aon plc (“Aon”). The Compensation Committee did not strictly target any specific levels of pay, and instead, used the comparative market data provided by Aon as an important reference point in its decision-making process. Based on its review, for fiscal year 2022, the Compensation Committee recommended, and our Board agreed, to not make any changes to our non-employee director compensation from fiscal year 2021, other than to decrease the annual Risk Committee Chair retainer from $25,000 to $20,000 and to increase the annual Risk Committee Member (non-Chair) retainer from $7,500 to $10,000.
Our non-employee directors receive an annual cash retainer for Board service in addition to equity compensation, as set forth in further detail in the table below. Our non-employee directors do not receive fringe or other benefits. Directors who are also one of our employees are not entitled to additional compensation for serving as a director.

Position		Annual Cash Retainer ($)(1)	Equity Compensation ($)(2)

Board Membership		50,000	Initial grant of restricted stock units ("RSUs") with a value of $200,000 (pro-rated) and annual grant of RSUs with a value of $200,000
Position		Additional Annual Cash Retainer ($)	Additional Equity Compensation ($)

Chairman of the Board		50,000	—
Lead Independent Director		50,000	—
Lead Customer Advocate		30,000	—
Audit Committee	Chair	25,000	—
	Non-Chair Member	12,500	—
Compensation Committee	Chair	20,000	—
	Non-Chair Member	10,000	—
Nominating and Corporate Governance Committee	Chair	10,000	—
	Non-Chair Member	5,000	—
Risk Committee	Chair	20,000	—
	Non-Chair Member	10,000	—
(1)The annual cash retainers are payable in quarterly installments and pro-rated based on number of days served.
(2)The RSU grants vest on the one-year anniversary of the grant date. However, if the non-employee director's service ends at the next annual meeting of stockholders and such meeting occurs before the one-year anniversary of the grant date, the RSU shall be fully vested on the date of such annual meeting. All RSU grants held by non-employee directors will fully vest upon a sale of the Company.

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The table below shows the compensation received or earned by each of our non-employee directors during fiscal year 2022. Of our directors during fiscal year 2022, Mike Rosenbaum was an employee and did not receive any additional compensation for his service as our director during this time. Mr. Rosenbaum was a named executive officer for fiscal year 2022 and information regarding his compensation for such year is presented below in the “Summary Compensation Table.”
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Marcus Ryu(2)	99,961	189,172	289,133
Paul Lavin(3)	117,474	189,172	306,646
Andrew Brown(4)	78,926	189,172	268,098
Margaret Dillon(5)	72,511	189,172	261,683
Michael C. Keller(6)	112,043	189,172	301,215
Catherine P. Lego(7)	79,969	189,172	269,141
Rajani Ramanathan(8)	69,333	189,172	258,505
(1)The amounts shown reflect the aggregate grant date fair value of RSUs granted during fiscal year 2022, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Compensation--Stock Compensation (“Topic 718”). These amounts do not represent the actual amounts paid to or realized by the non-employee directors during fiscal year 2022. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10 of the consolidated financial statements in the 2022 Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(2)As of July 31, 2022, Mr. Ryu held 1,691 unvested RSUs.
(3)As of July 31, 2022, Mr. Lavin held 1,691 unvested RSUs.
(4)As of July 31, 2022, Mr. Brown held options to purchase 4,308 shares of our common stock and 1,691 unvested RSUs.
(5)As of July 31, 2022, Ms. Dillon held 1,691 unvested RSUs.
(6)As of July 31, 2022, Mr. Keller held 1,691 unvested RSUs.
(7)As of July 31, 2022, Ms. Lego held 1,691 unvested RSUs.
(8)As of July 31, 2022, Ms. Ramanathan held 1,691 unvested RSUs.
David Bauer was appointed as a member of our Board effective October 1, 2022 and his initial term will run through our 2022 annual meeting of stockholders. Upon appointment, Mr. Bauer received a pro-rated initial grant of RSUs and is entitled to cash compensation for his services as described under “Director Compensation” above.
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are applicable to non-employee directors. Prior to March 2021, the stock ownership guidelines required each non-employee director to own shares of our common stock equal to at least three times his or her annual cash retainer, by the first July 31st that occurred following the three-year anniversary of his or her initial election to our Board (the “Prior Requirement”). To increase the alignment between the interests of our non-employee directors and our stockholders and to enhance our commitment to sound corporate governance, effective as of March 2021, we amended our stock ownership guidelines to require each non-employee director to own shares of our common stock equal to at least five times his or her annual cash retainer, by the first July 31st that occurs following the three-year anniversary of his or her initial election to our Board or, if later, July 31, 2023. Only shares of our common stock that are owned or held in the following forms will be considered in determining whether each non-employee director has met the stock ownership requirement: (i) shares owned directly by the non-employee director; (ii) shares “beneficially owned” by the non-employee director that are held in a grantor trust (or similar instrument) for the benefit of the non-employee director and/or his or her immediate family members, but only to the extent that the non-employee director has the power to vote and dispose of such shares; and/or (iii) shares representing the aggregate net value of vested and unexercised in-the-money options. Shares of our common stock underlying unvested options, unvested RSUs, unvested performance-based RSUs and other unvested equity awards will not be considered when determining whether a non-employee director has met the stock ownership requirement. Non-employee directors who were members of the

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Board as of March 9, 2021 will continue to be subject to the Prior Requirement until July 31, 2023. As of July 31, 2022, all of our non-employee directors who have served for three or more years have satisfied the ownership requirements.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to our Board that this Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Michael C. Keller (Chair)
David Bauer
Andrew Brown
Rajani Ramanathan

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

Name	Positions Held with the Company

Mike Rosenbaum	Chief Executive Officer
Jeff Cooper	Chief Financial Officer
John Mullen	President and Chief Revenue Officer
Priscilla Hung	President and Chief Operating Officer
Winston King	Chief Administrative Officer, General Counsel, and Secretary
Frank O’Dowd	Former Chief Sales Officer
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers (“NEOs”).”
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our NEOs during fiscal year 2022.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we need to attract and retain a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.
We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefit packages that are fair and reasonable, are competitive within our market, are focused on long-term value creation, and reward the achievement of our strategic, financial, and operational objectives.
Accordingly, we have oriented our executive compensation program to observe the following basic principles and objectives:
•provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage our growth and lead us to the next stage of development;
•provide total compensation opportunities that are consistent with our business goals;
•provide cash compensation that is market-based and, in the case of cash-based incentives, establish a direct and meaningful link between business results, individual performance, and rewards;
•provide equity-based compensation that enables our executive officers to share in our financial results and that establish a clear alignment between their interests and the interests of our stockholders;
•provide a core level of welfare and other benefits; and
•maintain compensation policies and practices that reinforce a culture of ownership, excellence, and responsiveness.

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Compensation Program Design
For fiscal year 2022, the compensation of our executive officers, including the NEOs, has consisted of base salary, a cash bonus opportunity, and equity compensation in the form of RSUs subject to performance-based vesting conditions tied to corporate financial and operational metrics (“Performance-Vesting RSUs”) and RSUs subject to time-based vesting conditions (“Time-Vesting RSUs”). Of these components, only base salary is fixed while the other components are variable based on the performance of both the Company and the individual executive officer, measured against specific objectives that are determined in advance.
The key component of our executive compensation program has been equity awards in the form of Performance-Vesting RSUs and Time-Vesting RSUs. We use equity-based awards as we deem appropriate to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.
We also have offered cash compensation in the form of base salaries, to reward individual contributions and compensate our executive officers for their day-to-day responsibilities, and annual cash bonuses, to drive and incentivize our executive officers to achieve our short-term strategic and operational objectives.
In addition to these elements of our executive compensation program, we also provide executive officers, including our NEOs, with certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below titled “Executive Compensation Program Elements-Welfare and Other Benefits” and “Executive Agreements and Termination of Employment Arrangements.”
We evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we review executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives and that our cost of replacement for a key employee is reasonable.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and for determining the compensation of our executive officers, including the NEOs. In addition, the Compensation Committee provides strategic direction to management regarding the overall corporate compensation philosophy. The Compensation Committee operates pursuant to a written charter that has been approved by our Board.
Typically, in the first quarter of each fiscal year, the Compensation Committee reviews the compensation of our executive officers, decides whether to make any adjustments to their base salaries, designs an executive bonus plan, including the corporate performance measures and objectives to be used for purposes of determining their annual cash bonuses for the current fiscal year, and determines whether to approve any equity awards. In addition, at that time, the Compensation Committee evaluates the performance of the Company, as well as the individual performance of each executive officer, as applicable, to determine whether to pay cash bonuses for the previous fiscal year and, if so, the amount of any such bonuses.
In determining executive compensation for fiscal year 2022, the Compensation Committee reviewed and considered various market data presented by Aon, as well as our overall financial plan. The Compensation Committee did not strictly set compensation at a specific level of pay. Other factors considered in setting our executive compensation include individual performance, role and tenure. Accordingly, the comparative market data provided by Aon was one reference point and one factor, among others, in our compensation decision-making process.
The Compensation Committee has not delegated any of its authority with respect to executive compensation matters.
Role of Senior Management
Typically, the Compensation Committee seeks the input of our CEO when discussing the performance of and compensation for our executive officers, including the other NEOs other than the CEO. In this regard, our CEO reviews the performance of the other executive officers, including the other NEOs, annually and presents to the Compensation Committee his conclusions and other input as to their compensation, including base salary adjustments, cash bonus payouts, and equity awards. The Compensation Committee uses this input as one factor in its deliberations to determine the compensation of our executive officers.

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While our CEO attends certain meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our CEO when discussing his compensation and when discussing certain other matters. Decisions with respect to our CEO’s compensation are made by the Compensation Committee and our Board.
The Compensation Committee also works with our CFO, our Chief People Officer, and our Chief Administrative Officer and General Counsel in evaluating the financial, accounting, tax, and retention implications of our executive compensation plans and arrangements.
Role of Compensation Consultant
The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. For fiscal year 2022, the Compensation Committee engaged Aon to provide it with information, recommendations, and other advice relating to executive compensation. During fiscal year 2022, Aon performed the following projects for the Compensation Committee:
•reviewed our general compensation principles for fiscal year 2022;
•prepared an assessment of non-employee director compensation;
•prepared an assessment of our executive officers’ total compensation, as well as each individual compensation component, including an analysis of cash compensation, equity compensation, and total direct compensation as compared to a composition of our peer group (described below);
•prepared an analysis of competitive market compensation practices for certain executive positions;
•assisted with the design of the overall equity program, including helping set grant levels for the Company as a whole;
•analyzed pay survey data;
•provided advice regarding best practices and compensation trends, including proxy advisory firms’ evolving positions on executive pay; and
•performed a risk analysis of our compensation arrangements.
Aon served at the discretion of the Compensation Committee. The Compensation Committee assessed the independence of Aon pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Aon from independently advising the Company.
Comparative Market Data
To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, including our NEOs, Aon prepares comparative market data on compensation practices and programs as well as guidance on industry best practices. The Compensation Committee, with guidance from Aon and input from senior management, determines the composition of our peer group and reevaluates this group on an annual basis. The Compensation Committee determined that our peer group for determining the compensation of our NEOs in fiscal year 2022 in connection with our annual compensation review would consist of 19 public software companies in the San Francisco Bay Area and other technology "hubs" with revenue between $400 million and $2 billion, including high revenue growth companies, and market capitalization between $4 billion and $40 billion. At the time we determined our peer group for fiscal year 2022, our trailing 12-month revenue approximated the 44th percentile of the peer group and our 30-day average market capitalization approximated the 43rd percentile of the peer group. Below is a list of the companies in our peer group for fiscal year 2022:

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Fiscal Year 2022 Peer Group Companies

Anaplan	Mandiant (formerly FireEye)	RingCentral, Inc.
ANSYS, Inc.	Manhattan Associates, Inc.	Splunk Inc.
Aspen Technology, Inc.	New Relic, Inc.	Tyler Technologies, Inc.
Cornerstone OnDemand, Inc.	Okta, Inc.	Veeva Systems, Inc.
Coupa Software Incorporated	Paylocity Holding Corporation	Zendesk, Inc.
Elastic	Proofpoint, Inc.
HubSpot, Inc.	RealPage, Inc.

The evaluation of the peer group generally occurs in March of each year. In March 2022, our Compensation Committee reassessed our peer group for use in setting our fiscal year 2023 executive compensation, and determined to base it on publicly traded software companies in the San Francisco Bay Area and other technology “hubs” with revenue between $400 million and $2 billion, including high revenue growth companies, and market capitalization between $3 billion and $30 billion. Our Compensation Committee removed four companies from the fiscal year 2022 peer group listed above (Cornerstone OnDemand, Mandiant, Proofpoint, and RealPage) because they ceased to be publicly traded or do not fit the established criteria and added two new companies (Dynatrace and Paycom Software) to the peer group so that the group contained a sufficient number of companies.
Consideration of Say-On-Pay Advisory Vote
At our December 14, 2021 annual meeting, we held a non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay” vote), which received the support of approximately 98% of the votes cast. This was significantly higher than the support of approximately 57% of the votes cast in the previous year, which we attribute to our stockholder outreach campaign during fiscal year 2021 and fiscal year 2022. Our Board and Compensation Committee are encouraged by this level of stockholder support of our executive compensation program, and generally view this as an endorsement of our philosophy and how we have structured our compensation program. Given this level of stockholder support, the Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented executive officers. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation program as a result of the Say-on-Pay Vote. In addition, consistent with the recommendation of our Board and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future Say-on-Pay votes held at our December 15, 2020 annual meeting, we intend to continue holding an annual Say-on-Pay vote.
We are committed to continuing our ongoing engagement with our stockholders on matters of executive compensation and corporate governance. As a result, we have continued to engage in a robust stockholder outreach program. In 2022, we reached out to our 25 largest institutional stockholders and key investors, with aggregate holdings of approximately 76% of our outstanding shares (as of June 30, 2022), to discuss our executive compensation and corporate governance programs and practices, and to solicit feedback and ensure that our Board and management have insight into the issues that are most important to our stockholders so that we can better understand our stockholders’ perspectives. While not all stockholders have accepted our invitation to engage as of November 7, 2022, we have held or otherwise scheduled these calls with all invited stockholders who indicated an interest in participating in our annual stockholder outreach program. Our calls with stockholders were initiated by our Chief Administrative Officer and General Counsel and our Vice President of Investors Relations, and included the Chairs of our Compensation Committee and NCG Committee.
During these discussions, and among many viewpoints shared, our stockholders expressed certain concerns as set forth in the following table. In connection with the Compensation Committee’s regular annual review process, our Board, the Compensation Committee, and the NCG Committee determined to take certain actions to address these concerns of our stockholders. The actions specifically taken by our Board, the Compensation Committee, and the NCG Committee included the following:

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What We Heard During Our 2022 Outreach	What We Did in Response

Concerns expressed by our stockholders regarding the following:	As a result of these stockholder discussions and through the Compensation Committee’s regular annual review process, the Committee determined to take the following actions to address the stockholder concerns:

Stockholder dilution due to the Company’s practice of granting equity awards across all levels of employees	On September 22, 2022, our Board approved a share repurchase program pursuant to which the Company may purchase up to $400 million of our outstanding shares of common stock, and on September 28, 2022, we entered into an accelerated share repurchase agreement (“ASR”) with Morgan Stanley & Co. LLC to repurchase, as part of the $400 million share repurchase program, an aggregate of $200 million of the Company’s outstanding shares of our common stock. Under the terms of the ASR, the Company has already received an aggregate initial share delivery of 2,581,478 shares, and the remainder, if any, is anticipated to be delivered upon the final settlement of the ASR in the third quarter of fiscal year 2023.

In addition, beginning in fiscal year 2023, we implemented an equity choice program (entitled the MyChoice LTI Plan), whereby employees in professional or managerial roles (excluding senior executives such as our NEOs) who started prior to May 1, 2022 can choose to receive their annual refresh award entirely in the form of cash, entirely in form of RSUs, or in a mix of both (i.e., 50% in the form of RSUs and 50% in the form of cash). Whether an employee chooses RSUs, cash, or a mix of both, the award will generally vest quarterly over four years, subject to continued employment through each applicable vesting date. In order to receive RSUs, awards must be greater than $10,000. As a consequence, for employees choosing a 50% RSU/50% cash split, the relevant award must have a value of $20,000 or greater. For fiscal year 2023, 26% of participating employees opted to receive cash instead of RSUs, which reduced annual dilution by approximately 250,000 shares of our common stock.

Enhance ESG and DEI efforts and reporting	We continue to prioritize corporate sustainability, social responsibility, and diversity, equity and inclusion, and have continued to reinforce our commitment to ESG and DEI matters in fiscal year 2022 and fiscal year 2023. As a result, we have included ESG as a performance goal in our Bonus Plan. In addition, we have engaged in various ESG and DEI initiatives and have tasked certain Board committees to oversee such areas, as described above in this proxy statement under “Corporate Sustainability and Environmental, Social and Governance Matters.” We have also published our first annual ESG and DEI reports, which are not incorporated herein by reference. We expect to continue to enhance our disclosure on ESG and DEI efforts on an ongoing basis in response to stockholder feedback.
In addition to these issues above, we also discussed with our stockholders the total compensation package made to our new Chief Revenue Officer, Mr. Mullen, and the necessity of such package to attract an executive of Mr. Mullen’s caliber and talent. As a newly hired Chief Revenue Officer in fiscal year 2022, Mr. Mullen’s total compensation package was structured to be in line with that of a new chief revenue/sales officer, taking into account his extensive experience in various senior leadership positions in the technology industry, the competitive market for similar positions at other comparable companies based on a review of our peer group and related survey data, his compensation arrangements at his prior position, including equity compensation valued at approximately $7 million that he forfeited when he left his prior employer and was a consideration in any new position he would take, as well as his responsibilities at the Company as a chief revenue officer. However, we also discussed the steps that were taken for fiscal year 2023 to bring Mr. Mullen’s total compensation in line with that of an existing chief revenue/sales officer in a comparable peer company, including reducing the size of his annual equity grant for fiscal year 2023. As a result, based on advice from Aon, Mr. Mullen’s base salary and bonus target opportunity were not changed for fiscal year 2023 and the size of his equity grants for fiscal year 2023 were decreased from the size of his new hire equity grant by approximately $10 million, and will be issued in a mix of time-based and performance-based RSUs (rather than all in the form of time-based RSUs as is the case for his new hire equity grant).

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As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, when needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
Furthermore, since we value the opinions of our stockholders, our Board and the Compensation Committee will continue to consider the feedback received throughout the year, including when making compensation decisions for our executive officers in the future.
Executive Compensation Program Elements
The following describes each element of our executive compensation program, the rationale for each and how compensation amounts and awards are determined.
Base Salary
We provide our executive officers, including the NEOs, with base salaries to compensate them for their day-to-day responsibilities. Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, and comparable market data.
Thereafter, the Compensation Committee reviews and recommends adjustments, as necessary or appropriate, to the base salaries of our executive officers on an annual basis. In doing so, the Compensation Committee exercises its judgment and discretion and considers several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, her or his role and scope of responsibilities within our Company, her or his individual experience and skills, the officer’s compensation as compared to similarly situated executives at comparable companies in our peer group, and the input of our CEO. No specific formula is applied to determine the weight of each criterion.
In September 2021, the Compensation Committee reviewed the base salaries of certain of our executive officers and management team, including the NEOs, and adjusted the base salaries for certain of our NEOs in view of their performance during fiscal year 2021. The Compensation Committee also took into account our peer group’s base salaries for similarly situated executives as one factor in determining base salaries for our NEOs. The Compensation Committee approved increases to annual base salaries for fiscal year 2022 as follows:

Named Executive Officer	Fiscal Year 2021 Base Salary ($)	Fiscal Year 2022 Base Salary* ($)	Increase (%)

Mike Rosenbaum	750,000	750,000	—
Jeff Cooper	387,000	400,000	3.4
John Mullen	—	500,000(1)	N/A
Priscilla Hung	405,000	425,000	4.9
Winston King	350,000	390,000	11.4
Frank O’Dowd	425,000	425,000	—
* All fiscal year 2022 base salaries first became effective on November 1, 2021.
(1)Mr. Mullen’s employment offer letter was negotiated on our behalf by our CEO. In establishing the compensation arrangements for Mr. Mullen, we took into consideration several factors, including (i) the requisite experience and skills that a qualified chief revenue/sales officer candidate for our Company would need to lead our sales, delivery services and customer success organizations in a dynamic and ever-changing environment, (ii) the competitive market for superior candidates at other comparable companies based on a review of competitive market data, including data drawn from the companies in our compensation peer group, various aspirational companies and selected compensation surveys, (iii) his then-current compensation at his prior employer, including the estimated amount of compensation he would forfeit by accepting employment with us, which included approximately $7 million in equity compensation, (iv) the need to integrate our new chief revenue officer into our existing executive compensation structure, balancing both competitive and internal equity considerations as well as his existing compensation package and (v) the advice of Aon, our Compensation Committee's independent compensation consultant.

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Senior Executive Incentive Bonus Plan
Our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) applies to certain key executives, including all the NEOs, as selected by the Compensation Committee. The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Compensation Committee related to financial and operational metrics with respect to the Company and its subsidiaries (the “Performance Goals”).
Any bonuses paid under the Bonus Plan are based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas are adopted in each annual performance period by the Compensation Committee and communicated to each executive officer. No bonuses shall be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, we can adjust or pay bonuses under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executive officers under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.
Each executive officer participating in the Bonus Plan has a targeted bonus opportunity set for each performance period. The Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the Compensation Committee determines. If the Performance Goals are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date in order to be eligible to receive a bonus payment.
Target Bonus and Commission Opportunities
In September 2021, the Compensation Committee reviewed the target bonus and commission opportunities of our executive officers and management team, including the applicable NEOs, and adjusted target bonus and commission opportunities, as applicable, for each of our NEOs in view of their performance during fiscal year 2021 and considered several factors, including our peer group’s short-term incentive bonus target opportunity for similarly situated executives, our Company’s overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for annual bonuses and the recommendations of our CEO (for NEOs other than himself).
As a result, our Compensation Committee did not change the target bonus and commission opportunities for our NEOs for fiscal year 2022, except for Messrs. Cooper and King.

Named Executive Officer	Fiscal Year 2021 Target Bonus/Commission Opportunity (% of Base Salary)	Fiscal Year 2022 Target Bonus/Commission Opportunity (% of Base Salary)

Mike Rosenbaum	100	100
Jeff Cooper	60	75
John Mullen (1)	—	100
Priscilla Hung	75	75
Winston King	50	75
Frank O’Dowd (2)	122	122
(1)Mr. Mullen was not eligible to earn a bonus or any commissions for fiscal year 2021, as he commenced employment with us in February 2022. Mr. Mullen’s employment offer letter was negotiated on our behalf by our CEO. In establishing the compensation arrangements for Mr. Mullen, we took into consideration several factors, as described above under Executive Compensation Program Elements-Base Salary.
(2)Mr. O’Dowd left the Company on January 3, 2022 and was only eligible to receive commissions earned for FY22 through his separation date.
For our NEOs other than Mr. O’Dowd and Mr. Mullen, 100% of such executive officer’s fiscal year 2022 bonus was based on our Company’s performance during fiscal year 2022 as measured against the corporate financial and operational metrics described below (the "Company Performance Factor"). Pursuant to Mr. Mullen’s offer letter, for fiscal year 2022, he was entitled to receive a

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bonus amount equal to 50% of his base salary regardless of Company performance. For Mr. O’Dowd, 50% of his Bonus/Commission Opportunity was based on our Company’s performance during fiscal year 2022 as measured against the corporate financial and operational metrics described below (the "Company Performance Factor") and 50% was based on the Sales Plan defined below. The Compensation Committee determined this allocation to be appropriate because it linked each executive officer’s potential bonus opportunity to corporate performance, thereby motivating him or her to focus his or her efforts on successfully executing our annual operating plan. The formula for the bonus calculation was as follows:
Target Cash Bonus Opportunity X Company Performance Factor
Company Performance Factor
In fiscal year 2022, the bonuses of our executive officers, including the NEOs, who participated in our Bonus Plan were based on the performance of our Company during fiscal year 2022 as measured against the following pre-established corporate financial and operational metrics, which the Board deemed to be critical to enhancing stockholder value:
•Annual Recurring Revenue (ARR) on a constant currency basis (the goal of this metric is to maximize annual recurring revenue);
•Adjusted Non-GAAP Expenses (the goal of this metric is to manage spending in line with our budget); and
•Net Promoter Score (NPS)/Environmental, Social and Governance (ESG) Performance (the goal of this metric is to enhance efforts to achieve NPS and ESG goals).
The Adjusted Non-GAAP Expenses metric is a non-GAAP financial measure. Adjusted Non-GAAP Expenses is derived from GAAP cost of revenue and GAAP operating expense, and excludes stock-based compensation expense, amortization of acquired intangibles, acquisition consideration holdback, non-GAAP cost of services revenue, and corporate bonus accrual exceeding 100%. See Appendix A to this proxy statement for further details regarding the Adjusted Non-GAAP Expenses metric and the reconciliation of the metric to cost of revenue and operating expenses as reported for purposes of GAAP from the Company’s audited financial statements.
For fiscal year 2022, we used Adjusted Non-GAAP Expenses and NPS/ESG as our corporate goals for the Bonus Plan instead of cash flow from operations due to the determination of the Compensation Committee that the Adjusted Non-GAAP Expenses metric was more appropriate for measuring profitability and aligning executive officer compensation with the Company’s performance and that the NPS/ESG performance metric was appropriate for promoting our focus on NPS and ESG matters.
The threshold, target and maximum performance goals for each of these metrics were as follows in fiscal year 2022:

Metric(1)	Weighting	Threshold (50%) ($)	Target (100%) ($)	Maximum (150%) ($)	Actual Performance ($)

ARR(2)	70%	634M	677M	700M	683M
Adjusted Non-GAAP Expenses	25%	583M	630M	677M	636M
NPS/ESG Performance	5%	—	5(3)	10	5
(1)Achievement (other than for NPS/ESG performance) was calculated on a straight-line basis from (i) the minimum to the target and (ii) from the target to the maximum. Achievement at the target was credited at 100%. Achievement below threshold results in 50% payout. Payout is capped at 150%; however, payout above 150% for ARR greater than $700M is at the discretion of our Board.
(2)ARR is calculated on a constant currency basis per exchange rates at July 31, 2021.
(3)The payout range for the threshold and maximum was 0% – 10%, with target at 5%.
These metrics were determined at the beginning of fiscal year 2022.

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Fiscal Year 2022 Bonus Decisions
After the conclusion of fiscal year 2022, the Compensation Committee evaluated our financial and operational performance for the fiscal year and determined that a Company Performance Factor of 114% was appropriate. Based on this determination, the Compensation Committee approved cash bonuses for the applicable NEOs as follows:

Named Executive Officer	Fiscal Year 2022 Target Bonus Opportunity (% of Base Salary)	Company Performance Factor (%)	Cash Bonus ($)

Mike Rosenbaum	100	114	855,000
Jeff Cooper	75	114	329,084
John Mullen (1)	100	114	250,000
Priscilla Hung	75	114	360,518
Winston King	75	114	311,065
Frank O’Dowd (2)	122	N/A	—
These bonuses to the NEOs for fiscal year 2022 were paid in fiscal year 2023, in accordance with normal Company practice.
(1)Pursuant to Mr. Mullen’s offer letter, for fiscal year 2022, he was entitled to receive a bonus amount equal to 50% of his base salary regardless of Company performance.
(2)Mr. O’Dowd left the Company on January 3, 2022 and was only eligible to receive commissions earned for fiscal year 2022 through his separation date.
Sales Plan
Mr. O’Dowd participated in both the Sales Plan, with terms that correspond to the results achieved by his sales team, as well as in the Bonus Plan described above. Mr. O’Dowd’s commission target was based on the attainment of his sales team’s bookings quota. If 100% or less of the target bookings quota was met, then Mr. O’Dowd’s commission payout percentage of target would equal the actual bookings percentage achieved of the target.  If greater than 100%, but less than or equal to 110% of the target bookings quota was achieved, then Mr. O’Dowd would be paid 0.8 percentage points for each incremental one percentage point above the bookings target.  If greater than 110% of the target bookings quota was achieved, then Mr. O’Dowd would be paid 1.1 percentage points for each incremental one percentage point above 110% of the bookings target.
For fiscal year 2022, Mr. O’Dowd was deemed to have earned an amount equal to $53,218 based on his sales team’s attainment of bookings quotas and attainment of bookings quotas related to specific Company products through his termination of employment on January 3, 2022. Mr. O’Dowd’s sales commissions for bookings are paid on a monthly basis and he only received commissions earned in FY22. He did not receive any amount for the Company’s achievement of corporate financial and operational metrics, as he was not employed with the Company through our fiscal year end.
Equity Compensation
We use equity awards to incentivize and reward our executive officers, including the NEOs, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders.
Since fiscal year 2021, in consultation with Aon, we provide for only Performance-Vesting RSUs and Time-Vesting RSUs, with Performance-Vesting RSUs focusing mainly on ARR, as we determined that ARR was a key metric for the Company to align and drive performance in light of our cloud transition. We believed that for fiscal year 2022, Performance-Vesting RSUs and Time-Vesting RSUs provided a strong retention incentive for our executive officers, provided a moderate reward for growth in the market price of our common stock, and were less dilutive to our stockholders. Our equity award vehicles provide a strong incentive for our executive officers to remain employed with the Company as they require continued employment through the vesting period.
Time-Vesting RSUs
We have granted our NEOs Performance-Vesting RSUs as well as Time-Vesting RSUs. Time-Vesting RSUs generally vest quarterly over four years (except that for new hires, 25% of their Time-Vesting RSUs cliff vest on the first anniversary of the

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vesting commencement date, with the remaining portion vesting in equal quarterly installments over the three years thereafter), subject to an equity award holder’s continued employment through each applicable vesting date.
Performance-Vesting RSUs
50% of the Performance-Vesting RSUs vest based on the satisfaction of both a three-year time condition and a one-year performance condition (the "First Tranche Performance-Vesting RSUs"). Assuming the applicable performance conditions are met, the First Tranche Performance-Vesting RSUs vest over three years with 33 1/3% of the earned amount cliff vesting on the first anniversary of the vesting commencement date, with the remaining portion vesting in equal annual installments over the two years thereafter. For the First Tranche Performance-Vesting RSUs, the performance condition for fiscal year 2022 (the “FY 22 Performance Condition”) was tied to the achievement of fiscal year 2022 ARR, measured on a constant currency basis using July 31, 2021 exchange rates. For the ARR target: (i) at the threshold ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs (i.e., 50% of the target number of Performance-Vesting RSUs) multiplied by 50%; (ii) at the target ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs multiplied by 150%. If the ARR threshold is not attained, then none of the First Tranche Performance-Vesting RSUs would be eligible to vest. In addition, if our ARR amount exceeds the maximum ARR amount, then the number of First Tranche Performance-Vesting RSUs earned would still be capped at 150% of target. For fiscal year 2022, the Company was determined to have achieved an ARR amount in excess of the target amount, which resulted in 122% of the target number of First Tranche Performance-Vesting RSUs vesting in relation to FY 22 Performance Condition achievement. 33 1/3% of these earned First Tranche Performance-Vesting RSUs vested on the first anniversary of the vesting commencement date and the remainder will time-vest in equal annual installments over the next two years subject to the holder’s continued employment with us. The applicable goals for the FY 22 Performance Conditions for the First Tranche Performance-Vesting RSUs were:

	Threshold (50%) ($)	Target (100%) ($)	Maximum (150%) ($)	Actual Performance ($)

ARR*	634M	667M	700M	683M
*ARR is calculated on a constant currency basis per exchange rates at July 31, 2021.
50% of the Performance-Vesting RSUs vest based on the satisfaction of both a three-year time condition and a three-year performance condition (the “Second Tranche Performance-Vesting RSUs”). Assuming the applicable performance conditions are met, the Second Tranche Performance-Vesting RSUs will cliff vest at such time, subject to the holder’s continued employment with us. For the Second Tranche Performance-Vesting RSUs, the performance condition (the “FY 24 Performance Condition”) was tied to the achievement of FY 24 ARR, measured on a constant currency basis using July 31, 2021 exchange rates. For the ARR target: (i) at the threshold ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs (i.e., 50% of the target number of Performance-Vesting RSUs) multiplied by 50%; (ii) at the target ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs multiplied by 150%. If the ARR threshold is not attained, then none of the Second Tranche Performance-Vesting RSUs would vest. In addition, if our ARR amount exceeds the applicable maximum ARR amount, then the number of Second Tranche Performance-Vesting RSUs that could vest would still be capped at 150% of target. The applicable goals for the FY 24 Performance Conditions for the Second Tranche Performance-Vesting RSUs were:

	Threshold (50%) ($)	Target (100%) ($)	Maximum (150%) ($)	Actual Performance ($)

ARR	800M	900M	1B	*
*TBD, at FYE June 31, 2024, on a constant currency basis per exchange rates at July 31, 2021. The Compensation Committee may in its discretion adjust ARR targets for any inorganic ARR.

Fiscal Year 2022 Equity Grants
Typically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In formulating these awards our Compensation Committee has

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considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, the Compensation Committee’s sense of the competitive market for similar positions (based in part on information supplied by Aon), and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Additionally, the Compensation Committee has reviewed the equity holdings of our executive officers annually and granted equity awards in the form of Performance-Vesting RSUs and/or Time-Vesting RSUs to our executive officers to ensure that their overall equity position was consistent with our compensation objectives.
For fiscal year 2022, the Compensation Committee did not apply a rigid formula in determining the size of the annual equity awards for the NEOs; however, in making its determination, the Compensation Committee took into account the 50th percentile of our peer group’s annual equity awards to similarly situated executives. In addition, the annual equity awards were split evenly between (i) Performance-Vesting RSUs (50%) and (ii) Time-Vesting RSUs (50%). The Compensation Committee did not strictly benchmark against our peer group, but used its discretion as appropriate, when determining the size of equity awards. In conducting this review and making award determinations in fiscal year 2022, the Compensation Committee also exercised its judgment and discretion and considered several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within the Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for equity compensation (supported in part by information supplied by Aon), and, as applicable, the recommendations of our CEO. Based on these factors, in September 2021, the Compensation Committee approved the Performance-Vesting RSUs and Time-Vesting RSUs to our NEOs as shown in the table below.
In determining the new hire equity awards granted to Mr. Mullen for fiscal year 2022 and the size of such grants, the Compensation Committee took into consideration several factors, including (i) Mr. Mullen’s extensive experience at various senior leadership positions in leading high growth teams to shape and deliver industry transformation, (ii) his skill set and the competitive market for superior chief revenue officers at other comparable companies based on a review of competitive market data, including data drawn from the companies in our compensation peer group, various aspirational companies and selected compensation surveys, (iii) internal equity considerations, (iv) his equity compensation at his prior position, valued at approximately $7 million, that he would have forfeited when he joined us and his responsibilities as a chief revenue officer and (v) the advice of Aon. Recognizing that Mr. Mullen’s deep industry experience makes him a valuable chief revenue officer, the Compensation Committee developed a market competitive compensation package to ensure and promote an appropriate and ongoing linkage between his incentive compensation and our performance. As a result, Mr. Mullen received Time-Vesting RSUs and the size of such awards was based on the Compensation Committee’s evaluation of competitive market data drawn from companies in our peer group with a particular focus on equity awards granted to chief revenue/sales officers. Mr. Mullen did not receive any Performance-Vesting RSUs because he commenced employment with us in February 2022.

Named Executive Officer	Number of Time-Vesting RSUs	Target Number of Performance-Vesting RSUs	Grant Date Fair Value of RSUs

Mike Rosenbaum	35,238	35,238	$8,474,034
Jeff Cooper	15,505	15,505	$3,720,580
John Mullen	119,490	—	$10,150,676
Priscilla Hung	18,794	18,794	$4,509,808
Frank O'Dowd	14,096	14,096	$3,382,476
Winston King	9,397	9,397	$2,254,904
Compensation Mix
In determining the amount of base salary, cash bonuses and equity compensation awarded to each NEO, the Compensation Committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the Compensation Committee looks at the overall compensation package and the relative amount of each element on an

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individual basis for each NEO to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.
Welfare and Other Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees, including NEOs, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer their current compensation by up to the statutory limit and contribute to the plan. We provide a match for pre-tax contributions equal to fifty cents for every dollar contributed for the first 8% of cash compensation, up to a maximum of $5,000 per participant. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other employee welfare and benefit programs to our executive officers, including the NEOs, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do not provide any tax gross-ups for perquisites.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
We do not offer any defined benefit pension plans for our employees.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation arrangements for our employees.
Executive Agreements and Termination of Employment Arrangements
We entered into an amended and restated executive agreement with each of Ms. Hung, Mr. Cooper and Mr. King in January 2020, an agreement with Mr. O’Dowd in June 2020, an agreement with Mr. Rosenbaum in August 2019 which was amended in November 2020, and an agreement with Mr. Mullen in February 2022 (collectively, the "Executive Agreements"). The terms of the Executive Agreements are substantially similar. These Executive Agreements provide for at-will employment. In addition, each agreement sets forth the terms and conditions of employment of each of the NEOs, including initial position, initial base salary, initial target annual bonus/commission opportunity and standard employee benefit plan participation.
These Executive Agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment within two months before or 12 months following a change in control of the Company.
For a summary of the material terms and conditions of the post-employment compensation terms applicable to our NEOs, see the section titled “Post-Employment Compensation” below.
Our philosophy is that outside of a change in control context, severance protections are only appropriate in the event an executive officer is involuntarily terminated by us without cause, and such protections are only provided upon the executive officer's execution of an effective release of claims. In addition, we believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty arises from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections during a change in control protection period, as mentioned above. We also provide severance

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protections in connection with a change in control, subject to each executive officer's execution of an effective release of claims against us, to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interest of our stockholders, despite the potential negative consequences such transactions may have on them personally. Further, we provide severance protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control, subject to the executive officer's execution of an effective release of claims against us, because we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause in those circumstances. We believe that the severance benefits provided to our executive officers under their Executive Agreements are appropriate in light of the severance protections available to similarly-situated executive officers at companies in our peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.
Other Compensation Policies
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are applicable to senior executives, including our NEOs. Prior to March 2021, the stock ownership guidelines required the CEO to own shares of our common stock equal to at least three times his annual base salary and all other executives who are required to report under Section 16 of the Exchange Act, including our NEOs, to own shares of our common stock equal to at least one times his or her annual base salary, in each case, by the first July 31st that occurred following the three-year anniversary of his or her date of hire or promotion (the "Prior Senior Executive Requirement"). To increase the alignment between the interests of our executive officers and our stockholders and to enhance our commitment to sound corporate governance, effective as of March 2021, we amended our stock ownership guidelines to require the CEO and each non-CEO executive officer to own shares of our common stock equal to at least four times and 1.5 times, respectively, his or her annual base salary, by the first July 31st that occurs following the three-year anniversary of his or her date of hire or promotion or, if later, by July 31, 2023. Only shares of our common stock that are owned or held in the following forms will be considered in determining whether each officer has met the stock ownership requirement: (i) shares owned directly by the officer; (ii) shares “beneficially owned” by the officer that are held in a grantor trust (or similar instrument) for the benefit of the officer and/or his or her immediate family members, but only to the extent that the officer has the power to vote and dispose of such shares; and/or (iii) shares representing the aggregate net value of vested and unexercised in-the-money options. Shares of our common stock underlying unvested options, unvested RSUs, unvested performance-based RSUs and other unvested equity awards will not be considered when determining whether an officer has met the stock ownership requirement. Officers subject to the policy who were serving as of March 9, 2021 will continue to be subject to the Prior Senior Executive Requirement until July 31, 2023. As of July 31, 2022, all our NEOs who have been employed for three or more years have satisfied the ownership requirements.
Compensation Recovery Policy
In September 2019, we adopted a clawback policy, which was subsequently amended in December 2019 (the “Clawback Policy”). The Clawback Policy provides that if our financial statements are materially restated, whether in part or in their entirety, due to misconduct by one or more covered individuals (i.e., (i) any Section 16 officers and (ii) certain of our C-level employees, senior vice presidents, and sales leadership as designated by the Clawback Policy or agreed upon by our CEO, CFO, and General Counsel), then our Board or Compensation Committee shall have the discretion to recoup a portion of any performance-based compensation that has been paid or distributed to a covered individual during the clawback period (i.e., the three-year period preceding the publication of the restated financials), to the extent such compensation paid or distributed was in excess of what would have been paid under the restated financials. Our Board or the Compensation Committee, in its sole discretion, may also reduce the amount of future compensation, including, without limitation, any bonus or severance, or the future grant or vesting of any equity award, payable to any covered individual by an amount equal to such excess proceeds from performance-based compensation received by the covered individual during the clawback period. Additionally, for any covered individual who is terminated for “cause” (as defined in the Clawback Policy), if our Board determines based on relevant facts and circumstances that the conduct resulting in such for cause termination has caused material, demonstrable reputational harm to the Company, then the Company may require the covered individual to repay a portion of any performance-based compensation that has been paid or distributed to a covered individual during the “for cause clawback period" (i.e., the period from when the first act by the covered individual underlying for cause termination occurred, until such time the covered individual was terminated for cause by the Company). The policy is applicable to all cash and equity-based compensation predicated on the achievement of financial performance goals or financial metrics (excluding any such compensation based on TSR or similar stock price-based metrics).
In addition, our 2011 Stock Plan provides that if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any equity award holder who is an individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must

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reimburse us for the amount of any equity award received by such individual under such plans during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Furthermore, our 2020 Stock Plan provides that all awards thereunder will be subject to the Company’s clawback policy in effect, from time to time.
Derivatives Trading and Hedging Policy
Our NEOs, employees, and directors are subject to our insider trading policy. Under this policy all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities, including any hedging or similar transactions.
Anti-Pledging Policy
Under our insider trading policy, all of our executive officers, employees, and directors are prohibited from pledging securities of the Company as collateral for loans.
Equity Award Grant Policy
In March 2021, we adopted an Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, pursuant to any of our equity compensation plans. The policy was amended and restated in September 2022. Pursuant to the policy (as amended and restated), all grants of equity awards must be approved in advance by our Board, the Compensation Committee or, subject to the delegation requirements in the policy, the Equity Grant Committee. The Equity Grant Committee is currently comprised of our CEO, CFO, and General Counsel. The equity award granting authority delegated to the Equity Grant Committee applies to non-executive employees and covers awards of RSUs within specific ranges set forth in the policy, which will be updated annually by the Compensation Committee.
The Equity Award Grant Policy sets forth that equity awards are generally granted on the following regularly scheduled basis:
•Equity awards granted in connection with the hiring of a new employee or the promotion of an existing employee will be on a quarterly basis and be effective on the date on which such award is approved by the Board, the Compensation Committee or the Equity Grant Committee.
•Equity awards granted to existing employees (other than in connection with a promotion) will generally be granted, if at all, on an annual basis effective on the date on which such award is approved by the Board, the Compensation Committee or the Equity Grant Committee.
Our Board and the Compensation Committee retain the discretion to grant equity awards at other times to the extent appropriate in light of the circumstances of such awards.
In addition, the policy sets forth the manner in which our equity awards will be priced. If an award of restricted stock or restricted stock units is denominated in dollars, the number of shares subject to the award will be determined by dividing the dollar value by the average closing market price on the NYSE of a share of our common stock over the 20-trading days ending two trading days immediately preceding the effective date of grant, with such total number of shares rounded up to the nearest whole share. The exercise price of all stock options will be at equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant. If the amount of a stock option award is to be determined by reference to a fair value calculated under Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation, or FASB ASC Topic 718, then the number of shares to be subject to such stock option will be determined based on such fair value, and the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain specified executive officers, including a public corporation’s chief executive officer, chief financial officer and each of the three other most highly compensated executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act.
Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive is not deductible. In

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addition, under the Tax Act, once an executive becomes a "covered employee" under Section 162(m) of the Code, the individual will continue to be a “covered employee” as long as he or she remains employed by the company.
In approving the amount and form of compensation for our executive officers, the Compensation Committee is mindful of the benefit of receiving full deductibility of compensation; however, our Compensation Committee believes that we should not be constrained by the requirements of Section 162(m) of the Code, where such requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and attract and retain executive talent. Our Compensation Committee monitors the application of Section 162(m) of the Code, as well as developments under Section 162(m) of the Code, and balances the benefits of potentially paying compensation that is deductible under Section 162(m) with our need to have the flexibility to maintain compensation plans that are designed to promote our objectives.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other stock-based award.

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Summary Compensation Table
The following table summarizes the compensation that we paid to, or that was earned by or granted to, each of the NEOs during our fiscal years 2022, 2021, and 2020.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Mike Rosenbaum Chief Executive Officer	2022	750,000	—		8,474,034	855,000	5,944	10,084,978
	2021	750,000	—		6,627,872	851,250	5,712	8,234,834
	2020	744,712	—		18,451,891	438,750	5,359	19,640,712
Jeff Cooper Chief Financial Officer	2022	397,833	—		3,720,580	329,084	5,752	4,453,249
	2021	387,000	—		1,117,600	263,547	5,592	1,773,739
	2020	314,128	—		3,497,459	100,261	5,359	3,917,207
John Mullen(3) President and Chief Revenue Officer	2022	246,474	750,000	(4)	10,150,676	—	5,465	11,152,615
Priscilla Hung President and Chief Operating Officer	2022	421,667	—		4,509,808	360,518	5,792	5,297,785
	2021	405,000	—		3,352,800	344,756	5,611	4,108,167
	2020	391,250	—		2,901,074	163,908	5,359	3,461,591
Frank O'Dowd(5) Former Chief Sales Officer	2022	202,829	—		7,205,560	53,218	451,479	7,913,086
	2021	425,000	—		2,616,302	533,326	6,403	3,581,031
Winston King Chief Administrative Officer, General Counsel, and Secretary	2022	383,333	—		2,254,904	311,065	5,713	2,955,015
	2021	350,000	—		2,011,680	198,625	5,552	2,565,857
	2020	341,250	—		1,670,480	99,802	5,359	2,116,891
(1)The amounts shown reflect the aggregate grant date fair value of RSUs granted, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the NEOs during the fiscal years presented. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10 of the consolidated financial statements in our 2022 Annual Report, regarding assumptions underlying valuation of equity awards for 2022, 2021, and 2020. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal Year End” table. The aggregate grant fair value of the Performance-Vesting RSUs at the maximum level of achievement for fiscal year 2022 and fiscal year 2024 is as follows for Messrs. Rosenbaum, Cooper, O'Dowd, and King, and Ms. Hung: $6,355,285; $2,790,375; $2,536,737; $1,691,118; and $3,382,236, respectively. For Mr. O’Dowd, the amount for 2022 also includes $3,823,084, equal to the incremental fair value, calculated in accordance with ASC Topic 718, related to the modification of 33,746 RSUs held by Mr. O’Dowd to provide for full acceleration of vesting, which he received pursuant to a separation and release agreement entered into between Mr. O’Dowd and the Company on January 6, 2022.
(2)The amounts reported in the “All Other Compensation” column consist of life insurance premiums and 401(k) matching contributions paid by the Company on behalf of each NEO. Fiscal year 2022 amounts are comprised of $5,000 of 401(k) matching contributions for Messrs. Rosenbaum, Cooper, Mullen, and King, and Ms. Hung, $65 of 401(k) matching contributions for Mr. O’Dowd, and the following life insurance premiums for Messrs. Rosenbaum, Cooper, Mullen, O’Dowd, and King, and Ms. Hung of $944, $752, $465, $377, $713, and $792, respectively. The amount for Mr. O’Dowd also includes

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severance equal to $425,000 and COBRA premiums equal to $26,037, which he received pursuant to a separation and release agreement entered into between Mr. O’Dowd and the Company on January 6, 2022.
(3)Mr. Mullen was not a NEO prior to fiscal year 2022. Mr. Mullen commenced employment with us on February 3, 2022.
(4)This amount includes a sign-on bonus equal to $500,000 and a guaranteed pro-rated target bonus for fiscal year 2022 equal to $250,000, which Mr. Mullen received pursuant to the offer letter agreement entered into between Mr. Mullen and the Company on January 4, 2022. Pursuant to such offer letter, Mr. Mullen is required to repay the entire sign-on bonus within five days of his last day of employment with the Company if his employment is terminated by the Company for cause or he resigns without good reason, in either case within one year of his start date.
(5)Mr. O’Dowd was not a NEO prior to fiscal year 2021. Mr. O’Dowd terminated his employment with us on January 3, 2022. As such, his base salary amount for fiscal year 2022 includes $24,111 paid in lieu of accrued vacation.

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Grants of Plan-Based Awards
The following table presents information concerning grants of plan-based awards to each of the NEOs during fiscal year 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mike Rosenbaum
Annual Bonus Opportunity		375,000	750,000	1,125,000
Performance-Vesting RSUs(3)	9/15/2021				8,810	17,619	26,429		2,118,508
Performance-Vesting RSUs(4)	9/15/2021				8,810	17,619	26,429		2,118,509
Time-Vesting RSUs(5)	9/15/2021							35,238	4,237,017
Jeff Cooper
Annual Bonus Opportunity		150,000	300,000	450,000
Performance-Vesting RSUs(3)	9/14/2021				3,876	7,752	11,628		930,085
Performance-Vesting RSUs(4)	9/14/2021				3,877	7,753	11,630		930,205
Time-Vesting RSUs(5)	9/14/2021							15,505	1,860,290
John Mullen
Annual Bonus Opportunity(6)		250,000	500,000	750,000
Time-Vesting RSUs(5)	3/15/2022							119,490	10,150,676
Priscilla Hung
Annual Bonus Opportunity		159,375	318,750	478,125
Performance-Vesting RSUs(3)	9/14/2021				4,699	9,397	14,096		1,127,452
Performance-Vesting RSUs(4)	9/14/2021				4,699	9,397	14,096		1,127,452
Time-Vesting RSUs(5)	9/14/2021							18,794	2,254,904
Frank O'Dowd
Annual Bonus Opportunity		129,750	259,500	389,250
Annual Commission Opportunity		—	259,500	—
Performance-Vesting RSUs(3)	9/14/2021				3,524	7,048	10,572		845,619
Performance-Vesting RSUs(4)	9/14/2021				3,524	7,048	10,572		845,619
Time-Vesting RSUs(5)	9/14/2021							14,096	1,691,238

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Winston King
Annual Bonus Opportunity		146,250	292,500	438,750
Performance-Vesting RSUs(3)	9/14/2021				2,349	4,698	7,047		563,666
Performance-Vesting RSUs(4)	9/14/2021				2,350	4,699	7,049		563,786
Time-Vesting RSUs(5)	9/14/2021							9,397	1,127,452

(1)The amounts shown represent the threshold, target, and maximum amount of potential cash bonus awards provided for under the Bonus Plan (and the Sales Plan for Mr. O'Dowd). The target amounts are pre-established as a fixed dollar amount. The maximum amounts represent the greatest payout that could have been made if the pre-established performance level was exceeded. Under the Bonus Plan the maximum amount payable was equal to 150% of the target amount; however, payout above 150% for ARR greater than $700M is at the discretion of our Board. If the threshold amount or less was achieved, then 50% of the target amount was payable and if the target amount was achieved, then 100% of the target amount was payable. The Sales Plan for Mr. O'Dowd does not provide for a threshold amount or a limit on the maximum amount payable.
(2)Each grant was approved by our Compensation Committee on the grant date indicated.
(3)Represents awards of First Tranche Performance-Vesting RSUs granted under our 2020 Stock Plan. All First Tranche Performance-Vesting RSUs that are earned based on threshold, target or maximum attainment of certain performance conditions vest 33% on the first anniversary of the vesting commencement date of September 15, 2021 and the remaining vest in equal annual installments over the two years thereafter, subject to the executive officer's continued employment with the Company through each applicable vesting date. FY 22 Performance Conditions are based on FY 22 ARR as follows: (i) at the threshold FY 22 ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs multiplied by 50%; (ii) at the target FY 22 ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum FY 22 ARR amount, the number of First Tranche Performance-Vesting RSUs eligible to vest would equal the target number of First Tranche Performance-Vesting RSUs multiplied by 150%. In addition, if the FY 22 ARR amount exceeds the applicable ceiling, then the number of First Tranche Performance-Vesting RSUs that vest would still be capped at 150% of the target number of First Tranche Performance-Vesting RSUs. In the case of First Tranche Performance-Vesting RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.
(4)Represents awards of Second Tranche Performance-Vesting RSUs granted under our 2020 Stock Plan. All Second Tranche Performance-Vesting RSUs that are earned based on threshold, target or maximum attainment of certain performance conditions cliff vest on September 15, 2024, subject to the executive officer’s continued employment with the Company through such vesting date. FY 24 Performance Conditions are based on FY 24 ARR as follows: (i) at the threshold FY 24 ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs multiplied by 50%; (ii) at the target FY 24 ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum FY 24 ARR amount, the number of Second Tranche Performance-Vesting RSUs eligible to vest would equal the target number of Second Tranche Performance-Vesting RSUs multiplied by 150%. In addition, if the FY 24 ARR amount exceeds the applicable ceiling, then the number of Second Tranche Performance-Vesting RSUs that vest would still be capped at 150% of the target number of Second Tranche Performance-Vesting RSUs. In the case of Second Tranche Performance-Vesting RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.
(5)Time-Vesting RSUs granted under our 2020 Stock Plan generally vest quarterly over four years, subject to the executive officer's continued employment with the Company through each applicable vesting date, except that for Mr. Mullen, his Time-Vesting RSUs vest 25% after one year and quarterly over the three following years, subject to his continued employment with the Company through each applicable vesting date.
(6)Pursuant to Mr. Mullen’s offer letter, for FY22, he was entitled to receive a bonus amount equal to 50% of his target, regardless of Company performance.

Guidewire Software, Inc.	63	2022 Proxy Statement

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of fiscal year 2022. Mr. O’Dowd terminated his employment with us on January 3, 2022 and did not have any equity awards outstanding at the end of fiscal year 2022.

						Stock Awards
		Option Awards				Time-Based		Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Mike Rosenbaum	9/6/2019(2)	—	—	—	—	23,030	1,789,892	—	—
	9/6/2019(3)	—	—	—	—	12,775	992,873	—	—
	9/10/2020(4)	—	—	—	—	17,118	1,330,411	—	—
	9/10/2020(5)	—	—	—	—	10,580	822,278	15,216	1,182,588
	9/15/2021(4)	—	—	—	—	28,631	2,225,201	—	—
	9/15/2021(6)	—	—	—	—	21,495	1,670,591	17,619	1,369,349
Jeff Cooper	9/12/2018(4)	—	—	—	—	94	7,306	—	—
	9/12/2018(7)	—	—	—	—	64	4,974	—	—
	6/12/2019(4)	—	—	—	—	521	40,492	—	—
	9/6/2019(4)	—	—	—	—	707	54,948	—	—
	6/9/2020(4)	—	—	—	—	14,436	1,121,966	—	—
	9/9/2020(4)	—	—	—	—	2,813	218,626	—	—
	9/9/2020(5)	—	—	—	—	1,739	135,155	2,500	194,300
	9/14/2021(4)	—	—	—	—	12,598	979,117	—	—
	9/14/2021(6)	—	—	—	—	9,456	734,920	7,753	602,563
John Mullen	3/15/2022(8)	—	—	—	—	119,490	9,286,763	—	—
Priscilla Hung	9/12/2018(4)	—	—	—	—	563	43,756	—	—
	9/12/2018(7)	—	—	—	—	380	29,534	—	—
	6/12/2019(4)	—	—	—	—	2,604	202,383	—	—
	9/6/2019(4)	—	—	—	—	3,907	303,652	—	—
	9/6/2019(3)	—	—	—	—	1,709	132,823	—	—
	9/9/2020(4)	—	—	—	—	8,438	655,801	—	—
	9/9/2020(5)	—	—	—	—	5,216	405,388	7,500	582,900
	9/14/2021(4)	—	—	—	—	15,271	1,186,862
	9/14/2021(6)	—	—	—	—	11,464	890,982	9,397	730,335

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						Stock Awards
		Option Awards				Time-Based		Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Winston King	3/8/2013(9)	192	—	36.97	3/8/2023	—	—	—	—
	9/13/2013(9)	42	—	46.77	9/13/2023	—	—	—	—
	9/4/2014(9)	105	—	45.27	9/4/2024	—	—	—	—
	9/12/2018(4)	—	—	—	—	407	31,632	—	—
	9/12/2018(7)	—	—	—	—	275	21,373	—	—
	6/12/2019(4)	—	—	—	—	1,302	101,191	—	—
	9/6/2019(4)	—	—	—	—	2,188	170,051	—	—
	9/6/2019(3)	—	—	—	—	955	74,223	—	—
	9/9/2020(4)	—	—	—	—	5,063	393,496	—	—
	9/9/2020(5)	—	—	—	—	3,130	243,264	4,500	349,740
	9/14/2021(4)	—	—	—	—	7,636	593,470	—	—
	9/14/2021(6)	—	—	—	—	5,733	445,569	4,699	365,206

(1)The amounts shown are based on a price of $77.72 per share, which was the closing price of our common stock as reported on the NYSE on July 29, 2022.
(2)Time-Vesting RSUs vest over four years (25% cliff vest on the first anniversary of September 15, 2019, then in equal quarterly installments thereafter).
(3)Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2019, assuming attainment of pre-defined financial results for fiscal year 2020, which were attained at 73%.
(4)Time-Vesting RSUs vest in equal quarterly installments over four years, commencing on the grant date.
(5)Performance-Vesting RSUs vest over three years (33% of 50% of the shares vest after 1 year, then in equal annual installments over 2 years), commencing on September 15, 2020, assuming attainment of predefined financial results for fiscal year 2021, which were attained at 104.3%. The remaining 50% of the shares will vest in year 3 assuming attainment of predefined financial results for fiscal year 2023.
(6)Performance-Vesting RSUs vest over three years (33% of 50% of the shares vest after 1 year, then in equal annual installments over 2 years), commencing on September 15, 2021, assuming attainment of predefined financial results for fiscal year 2022, which were attained at 122%. The remaining 50% of the shares will vest in year 3 assuming attainment of predefined financial results for fiscal year 2024.
(7)Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2018, assuming attainment of predefined financial results for fiscal year 2019, which were attained at 112.5%.
(8)Time-Vesting RSUs vest over four years (25% cliff vest on the first anniversary of March 15, 2022, then in equal quarterly installments thereafter).
(9)The time-based vesting condition has been met and the option is fully vested and exercisable.

Guidewire Software, Inc.	65	2022 Proxy Statement

Option Exercises and Stock Vested During Fiscal Year 2022
The following table presents certain information concerning the exercise of options by each of the NEOs during the fiscal year ended July 31, 2022, as well as information regarding stock awards that vested during the fiscal year.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Mike Rosenbaum	—	—	77,044	6,981,398
Jeff Cooper	—	—	17,103	1,721,612
John Mullen	—	—	—	—
Priscilla Hung	—	—	27,102	2,641,985
Frank O'Dowd	—	—	44,685	4,772,239
Winston King	—	—	16,512	1,633,175

(1)The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (ii) multiplying the realized value per share by the number of shares underlying options exercised.
(2)Represents shares of common stock released during fiscal year 2022.
(3)The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of common stock on the day prior to the vesting date.
Post-Employment Compensation
Our executive officers, including the NEOs, have certain agreements or other arrangements with the Company providing for payments or benefits in the event of a termination of employment or in connection with a change in control. As of July 31, 2022, there are no other agreements with our executive officers for payments or benefits beyond those described.
Involuntary Termination of Employment
Pursuant to Executive Agreements entered into by each NEO, in the event that the employment of the NEOs is terminated without cause (as defined in the applicable Executive Agreements), and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to: (i) one times the executive officer's then current base salary (plus one times the executive officer's target annual bonus, for Mr. Rosenbaum only) and (ii) continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case, for 12 months. Pursuant to his Executive Agreement, Mr. Mullen is entitled to acceleration of vesting of 40% of his outstanding but unvested initial Time-Vesting RSUs in the event the Company terminates his employment without cause prior to the first anniversary of the effective date of his Executive Agreement, and if the Company terminates his employment without cause between the first and second anniversaries of the effective date of his Executive Agreement, then he is entitled to the acceleration of vesting of 20% of his outstanding but unvested initial Time-Vesting RSUs.

Guidewire Software, Inc.	66	2022 Proxy Statement

Involuntary Termination of Employment in Connection with a Change in Control
Pursuant to the Executive Agreements entered into by each NEO, in the event that the employment of a NEO is terminated without cause or such executive resigns for good reason (as defined in the applicable Executive Agreements) within the period commencing two months prior to and ending 12 months following, a change in control, then in lieu of the severance described above, and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to 1.5 times in the case of Mr. Rosenbaum, and one times in the case of the other NEOs, the sum of the executive officer's then current base salary and target bonus, or commission, as applicable, payable in a single lump sum, plus either continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case for 18 months for Mr. Rosenbaum and 12 months for the other NEOs. In addition, the vesting of all then-outstanding stock options, RSUs and other stock-based awards held by the applicable NEO will immediately accelerate and become fully vested upon such termination.
The payments and benefits provided under the Executive Agreements in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to the NEOs in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.
Frank O’Dowd
On November 1, 2021, we announced that Mr. O’Dowd will no longer serve as Chief Sales Officer. Mr. O’Dowd agreed to remain as an employee through the end of the calendar year 2021. In connection with Mr. O’Dowd’s departure, effective January 3, 2022 we entered into a separation and release agreement, which provided for the full acceleration of vesting of 33,746 stock awards (with a value of $3,823,084 on the date of separation), cash severance of $425,000, payment for COBRA premiums equal to $26,037 and any salary and commissions earned until January 3, 2022.

Guidewire Software, Inc.	67	2022 Proxy Statement

Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration, and continuation of health benefits payable to our NEOs in connection with (1) the termination of his or her employment relationship without cause not in connection with a change in control, (2) upon a change in control of our Company and no termination of employment (assuming that all equity awards will not be assumed or continued or substituted by the successor entity), and (3) upon an involuntary termination of employment (i.e., a termination without cause or resignation for good reason) within the period commencing two months prior to and ending 12 months following a change in control (assuming that all equity awards will be assumed or continued or substituted by the successor entity), assuming for each of (1), (2), and (3) that the applicable triggering event(s) occurred on July 31, 2022. See section above titled “Post-Employment Compensation.”

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)		Change in Control, No Termination of Employment, and No Assumption ($)		Involuntary Termination in Connection with a Change in Control ($)

Mike Rosenbaum	Cash Severance	1,500,000	(1)	—		2,250,000	(2)
	Equity Acceleration	—		13,628,824	(3)	13,628,824	(3)
	Health Benefits	26,055	(4)	—		39,082	(5)
	Total	1,526,055		13,628,824		15,917,906
Jeff Cooper	Cash Severance	400,000	(6)	—		700,000	(7)
	Equity Acceleration	—		4,094,367	(3)	4,094,367	(3)
	Health Benefits	18,829	(4)	—		18,829	(4)
	Total	418,829		4,094,367		4,813,196
John Mullen	Cash Severance	500,000	(6)	—		1,000,000	(7)
	Equity Acceleration	3,714,705	(8)	9,286,763	(3)	9,286,763	(3)
	Health Benefits	26,055	(4)	—		26,055	(4)
	Total	4,240,760		9,286,763		10,312,818
Priscilla Hung	Cash Severance	425,000	(6)	—		743,750	(7)
	Equity Acceleration	—		5,465,115	(3)	5,465,115	(3)
	Health Benefits	18,494	(4)	—		18,494	(4)
	Total	443,494		5,465,115		6,227,359
Winston King	Cash Severance	390,000	(6)	—		550,110	(7)
	Equity Acceleration	—		2,957,635	(3)	2,957,635	(3)
	Health Benefits	25,783	(4)	—		25,783	(4)
	Total	415,783		2,957,635		3,533,528
(1)Represents 12 months' continuation of Mr. Rosenbaum's base salary and payment of one times his target annual bonus opportunity.
(2)Represents 1.5 times the sum of each of Mr. Rosenbaum's base salary and target annual bonus opportunity.
(3)Represents the value of the acceleration of vesting of 100% of the executive's unvested Time-Vesting RSUs, 122% of half of the fiscal year 2022 Performance-Vesting RSUs, 100% of half of the fiscal year 2021 Performance-Vesting RSUs and 100% of half of the fiscal year 2022 Performance-Vesting RSUs, all based on the closing price of our common stock as reported on the NYSE on July 29, 2022, which was $77.72.
(4)Represents 12 months of payment of COBRA premiums for the executive.

Guidewire Software, Inc.	68	2022 Proxy Statement

(5)Represents 18 months of payment of COBRA premiums for Mr. Rosenbaum.
(6)Represents 12 months' continuation of the executive's base salary.
(7)Represents one times the sum of the executive's base salary and target annual bonus opportunity.
(8)Represents the value of the acceleration of vesting of 40% of Mr. Mullen’s outstanding initial Time-Vesting RSUs, based on the closing price of our common stock as reported on the NYSE on July 29, 2022, which was $77.72.
CEO Pay Ratio
Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
Although we are permitted by the SEC rules to use the same median employee that was identified for purposes of our fiscal year 2021 disclosure for the CEO Pay Ratio, we did not use such employee as we did not believe that such employee continued to be representative of the median. Instead, we re-identified our median employee using our employee population on May 1, 2022 (including all employees, whether employed on a full-time, part-time, seasonal, or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by looking at all active employees as of May 1, 2022 and calculating each employee’s annual base pay, annual target cash incentive opportunity, and the grant date fair value for equity awards granted in the year preceding that date. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. This process resulted in the identification of an employee whose compensation was anomalous, as that individual was newly hired in 2022. As a result, we substituted an employee near the median whose compensation was viewed as more representative of our median employee.
Methodology and Pay Ratio
Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $193,624. Our CEO’s compensation as reported in the Summary Compensation Table was $10,084,979. Therefore, our CEO Pay Ratio is approximately 52:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Guidewire Software, Inc.	69	2022 Proxy Statement

Ownership of Guidewire Software, Inc. Common Stock
The following table sets forth, as of October 24, 2022, the record date, the shares of our common stock beneficially owned by:
•Each person known by us to own beneficially more than 5% of our common stock;
•Each of our NEOs for fiscal year 2022;
•Each of our directors; and
•All of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. We have deemed shares of our common stock subject to options and RSUs outstanding as of October 24, 2022 that were exercisable or issuable or will become exercisable or issuable within 60 days of October 24, 2022 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 81,876,111 shares of common stock outstanding as of the record date. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address(1)	Number of Shares of Common Stock (#)	Percent of Class (%)

5% Stockholders:
Baron Capital Group, Inc.(2)	5,914,880	7.22
Berkshire Partners Holdings LLC(3)	4,745,803	5.80
BlackRock, Inc.(4)	4,377,652	5.35
Principal Global Investors LLC(5)	4,890,523	5.97
The Vanguard Group(6)	7,660,395	9.36
Wellington Management Group LLC(7)	6,101,916	7.45
Named Executive Officers and Directors:
Mike Rosenbaum(8)	96,511	*
Jeff Cooper(9)	18,035	*
John Mullen(10)	1,505	*
Priscilla Hung(11)	21,497	*
Frank O'Dowd(12)	38,798	*
Winston King(13)	15,974	*
Marcus S. Ryu(14)	4,539	*
Paul Lavin(15)	6,569	*
David Bauer(16)	676	*
Andrew Brown(17)	12,832	*

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	Shares Beneficially Owned
Name and Address(1)	Number of Shares of Common Stock (#)	Percent of Class (%)

Margaret Dillon(18)	7,970	*
Michael C. Keller(19)	8,830	*
Catherine P. Lego(20)	7,970	*
Rajani Ramanathan(21)	2,634	*
All directors and executive officers as a group (14 persons)(22)	244,340	*
*Less than 1%.
(1)Unless noted otherwise in the footnotes, all addresses are c/o Guidewire Software, Inc., 2850 S. Delaware St., Suite 400, San Mateo, California 94403.
(2)Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2022 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron, consists of 5,914,880 shares beneficially held by BCG, 5,814,880 shares for which BCG possesses shared voting power and 5,914,880 shares for which BCG possesses shared dispositive power. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(3)Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2022 by Berkshire Partners Holdings LLC (“BPH”), BPSP, L.P. (“BPSP”), Stockbridge Fund, L.P. (“SF”) and Stockbridge Partners LLC (“SP”), consists of 4,745,803 shares beneficially held by BPH, 4,745,803 shares for which BPH possesses shared voting power and 4,745,803 shares for which BPH possesses shared dispositive power. BPH is a general partner of BPSP. BPSP is the managing member of SP and investment advisor to SF. The principal business address of BPH, BPSP, SF and SP is 200 Clarendon Street, 35th Floor, Boston, MA 02116.
(4)Based solely on information reported on a Schedule 13G filed with the SEC on February 7, 2022, by BlackRock, Inc. (“BlackRock”), consists of 4,377,652 shares beneficially held by BlackRock, 3,842,246 shares for which BlackRock possesses sole voting power and 4,377,652 shares for which BlackRock possesses sole dispositive power. The principal business address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)Based solely on information reported on a Schedule 13G filed with the SEC on February 15, 2022, by Principal Global Investors, LLC (“PGI”), consists of 4,890,523 shares beneficially held by PGI, all of such shares for which PGI possesses shared voting power and shared dispositive power. The principal business address for PGI is 801 Grand Avenue, Des Moines, IA 50392.
(6)Based solely on information reported on a Schedule 13G filed with the SEC on February 10, 2022, by The Vanguard Group (“Vanguard”), consists of 7,660,395 shares beneficially held by Vanguard, 63,272 shares for which Vanguard possesses shared voting power, 7,539,784 shares for which Vanguard possesses sole dispositive power and 120,611 shares for which Vanguard possesses shared dispositive power. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(7)Based solely on information reported on a Schedule 13G filed with the SEC on February 4, 2022, by Wellington Management Group LLP ("WMG"), Wellington Group Holdings LLP ("WGH"), Wellington Investment Advisors Holdings LLP ("WIAH"), and Wellington Management Company LLP ("WMC"), consists of 6,101,916 shares beneficially held by WMG, 5,301,511 shares for which WMG possesses shared voting power, and 6,101,916 shares for which WMG possesses shared dispositive power. The principal business address for WMG, WGH, WIAH and WMC is 280 Congress Street, Boston, MA 02210.
(8)Includes 14,988 RSU shares that will be vested and released within 60 days of the record date.
(9)Includes 5,077 RSU shares that will be vested and released within 60 days of the record date.
(10)Includes 1,505 RSU shares that will be vested and released within 60 days of the record date.
(11)Includes 5,605 RSU shares that will be vested and released within 60 days of the record date.
(12)Mr. O’Dowd departed from the Company on February 3, 2022. Known ownership as of January 14, 2022, when accelerated RSUs were released in connection with such departure.
(13)Includes 339 shares that may be acquired within 60 days of the record date through the exercise of stock options and 2,963 RSU shares that will be vested and released within 60 days of the record date.
(14)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.

Guidewire Software, Inc.	71	2022 Proxy Statement

(15)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.
(16)Includes 676 RSU shares that will be vested and released within 60 days of the record date.
(17)Includes 4,308 shares that may be acquired within 60 days of the record date through the exercise of stock options and 1,691 RSU shares that will be vested and released within 60 days of the record date.
(18)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.
(19)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.
(20)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.
(21)Includes 1,691 RSU shares that will be vested and released within 60 days of the record date.
(22)Includes 4,647 that may be acquired within 60 days of the record date through the exercise of stock options by the current directors and executive officers and 42,651 shares that will be vested and released to the current directors and executive officers within 60 days of the record date.

Guidewire Software, Inc.	72	2022 Proxy Statement

Certain Relationships and Related Party Transactions
Transactions with Our Executive Officers and Directors
Stock Option and RSU Awards
The grants of certain stock options and RSUs to our directors and executive officers and related equity compensation policies are described above in the sections titled “Information Regarding Compensation of Directors and Executive Officers” and “Compensation Discussion and Analysis.”
Employment Agreements
We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described above in the section titled “Compensation Discussion and Analysis-Executive Agreements and Termination of Employment Arrangements.”
The Company participated in one transaction (including employment and compensation associated therewith) since the beginning of fiscal year 2022 in which a director, director nominee, executive officer, or one of their immediate family members had a material interest and the amount involved exceeded $120,000. Annie Lavin, the daughter of Paul Lavin, our Lead Independent Director, is employed by the Company as a Strategic Business Operations Manager in the Business Operations Department. In fiscal year 2022, the aggregate compensation paid to Ms. Lavin, including salary, incentive compensation, the grant date value of long-term incentive awards and the value of any health and other benefits contributed to or paid for by the Company, was less than $200,000. Ms. Lavin’s aggregate compensation is similar to the aggregate compensation of other employees holding equivalent positions.
Indemnification of Officers and Directors
We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•Any breach of the director's duty of loyalty to us or our stockholders;
•Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•Any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys' fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us that must be reported under applicable rules of the SEC without the prior consent of our Audit Committee or other independent members of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. All of our directors,

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executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available to and deemed relevant by the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
Delayed Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4, and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the last fiscal year, except Jeff Cooper, Priscilla Hung, Winston King, and Mike Polelle each filed one delayed Form 4 as to the vesting of certain restricted stock units on September 15, 2021.

Guidewire Software, Inc.	74	2022 Proxy Statement

Additional Information
Other Matters
We know of no other matters to be submitted at the 2022 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend.
THE BOARD OF DIRECTORS
MIKE ROSENBAUM
Chief Executive Officer
Dated: November 8, 2022

Guidewire Software, Inc.	75	2022 Proxy Statement

Appendix A
Non-GAAP Financial Measures Information
Set forth below in this Appendix A is important information about the Adjusted Non-GAAP Expenses metric discussed in this proxy statement.
Adjusted Non-GAAP Expenses
As discussed in this proxy statement, annual bonuses paid to our executive officers under our Bonus Plan are partially conditioned upon the achievement of specified levels of Adjusted Non-GAAP Expenses. We believe that the Adjusted Non-GAAP Expenses financial measure provides useful information to management and investors regarding the results of our operations. We also believe that Adjusted Non-GAAP Expenses metric provides an additional tool for investors to use in evaluating ongoing operating results and trends. The principal limitation of Adjusted Non-GAAP Expenses is that it excludes significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgment by management about which expenses are excluded or included in determining Adjusted Non-GAAP Expenses.
Adjusted Non-GAAP Expenses was calculated as cost of revenue plus operating expenses under GAAP exclusive of:
•Non-GAAP cost of services revenue
•Stock-based compensation expense;
•Amortization of acquired intangibles;
•Acquisition consideration holdback; and
•Corporate bonus accrual exceeding 100%.
The table below provides a reconciliation of Adjusted Non-GAAP Expenses to cost of revenue and operating expenses under GAAP for the time periods indicated below (in thousands):
GUIDEWIRE SOFTWARE, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Non-GAAP Expenses
(unaudited, in thousands)
The following table reconciles the specific items excluded from GAAP cost of revenue and operating expenses in the calculation of adjusted non-GAAP expenses for the fiscal year ended July 31, 2022:

Operating expenses reconciliation:	Fiscal Year Ended July 31, 2022

GAAP cost of revenue and operating expenses	$1,012,061
Non-GAAP adjustments:
Cost of services revenue	215,414
Stock-based compensation expense	137,011
Amortization of acquired intangibles	14,081
Acquisition consideration holdback	3,067
Corporate bonus accrual exceeding 100%	6,588
Adjusted Non-GAAP expenses	$635,900

Guidewire Software, Inc.	1	2022 Proxy Statement

Appendix B
Amended and Restated Certificate of Incorporation of Guidewire Software, Inc., a Delaware Corporation
Guidewire Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
a.The name of the Corporation is Guidewire Software, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2001 under the name Centrica Software, Inc.
b.This Amended and Restated Certificate of Incorporation amends, restates, and integrates the provisions of the Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on December 14, 2021.
c.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
d.The text of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
Article I
The name of the corporation is Guidewire Software, Inc.
Article II
The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
Article III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Article IV
4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 525,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.
4.3 Common Stock.
a.The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided,

Guidewire Software, Inc.	B-1	2022 Proxy Statement

however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
b.Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
c.In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
4.4 Preferred Stock.
a.The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
b.The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Article V
5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.2 Number of Directors; Election; Term.
a.Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the Board of Directors.
b.Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided that the term of each director shall continue until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
c.Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
5.3 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by

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vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders or until his or her successor shall be duly elected and qualified.
Article VI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
Article VII
7.1 No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer)~~, and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders~~ or the Secretary at the written request of one or more holders of record of at least twenty percent (20%) of all then outstanding shares of capital stock of the Corporation entitled to vote at such meeting subject, in the case of a written request of holders of outstanding shares, to the procedures and conditions and any other provisions set forth in the Bylaws of the Corporation (as amended from time to time). Special meetings shall be held at such time as may be fixed and stated in the notice of meeting or waiver thereof. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
Article VIII
8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
8.2 Indemnification. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
Article IX
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

Guidewire Software, Inc.	B-3	2022 Proxy Statement

IN WITNESS WHEREOF, Guidewire Software, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [___] day of [______, 202_].

By:
Mike Rosenbaum Chief Executive Officer

Guidewire Software, Inc.	B-4	2022 Proxy Statement

Appendix C
Amended and Restated Certificate of Incorporation of Guidewire Software, Inc., a Delaware Corporation
Guidewire Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
a.The name of the Corporation is Guidewire Software, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2001 under the name Centrica Software, Inc.
b.This Amended and Restated Certificate of Incorporation amends, restates, and integrates the provisions of the Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on December 14, 2021.
c.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
d.The text of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
Article I
The name of the corporation is Guidewire Software, Inc.
Article II
The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
Article III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Article IV
4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 525,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.
4.3 Common Stock.
a.The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided,

Guidewire Software, Inc.	C-1	2022 Proxy Statement

however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
b.Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
c.In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
4.4 Preferred Stock.
a.The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
b.The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Article V
5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.2 Number of Directors; Election; Term.
a.Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the Board of Directors.
b.Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided that the term of each director shall continue until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
c.Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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5.3 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders or until his or her successor shall be duly elected and qualified.
Article VI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
Article VII
7.1 No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Special meetings shall be held at such time as may be fixed and stated in the notice of meeting or waiver thereof. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
Article VIII
8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
8.2 Indemnification. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
Article IX
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

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IN WITNESS WHEREOF, Guidewire Software, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [___] day of [______, 202_].

By:
Mike Rosenbaum Chief Executive Officer

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Appendix D
Guidewire Software, Inc. Amended and Restated 2020 Stock Plan
Section 1. General Purpose of the Plan; Definitions
The name of the plan is the Guidewire Software, Inc. Amended and Restated 2020 Stock Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Guidewire Software, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

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“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
Section 2. Administration of Plan; Administrator Authority to Select Grantees and Determine Awards
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;

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(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death or disability;
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

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Section 3. Stock Issuable Under the Plan; Mergers; Substitution
(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 6,780,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Company’s 2011 Stock Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 6,780,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide

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for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
Section 4. Eligibility
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
Section 5. Stock Options
(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

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(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
Section 6. Stock Appreciation Rights
(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
Section 7. Restricted Stock Awards
(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i)

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uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
Section 8. Restricted Stock Units
(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

Guidewire Software, Inc.	D-7	2022 Proxy Statement

Section 9. Unrestricted Stock Awards
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
Section 10. Cash-Based Awards
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
Section 11. Dividend Equivalent Rights
(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award shall provide that such Dividend Equivalent Right shall be settled only upon vesting, settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
Section 12. Transferability of Awards
(a)Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

Guidewire Software, Inc.	D-8	2022 Proxy Statement

(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
Section 13. Tax Withholding
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includable in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
Section 14. Section 409A awards
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
Section 15. Termination of Service Relationship, Transfer, Leave of Absence, etc.
(a)Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
Section 16. Amendments and Termination
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of

Guidewire Software, Inc.	D-9	2022 Proxy Statement

outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards or effect cash buyouts of underwater Stock Options or Stock Appreciation Rights. To the extent required under the rules of any securities exchange or market system on which the Stock is listed or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
Section 17. Status of Plan
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
Section 18. General Provisions
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

Guidewire Software, Inc.	D-10	2022 Proxy Statement

Section 19. Effective Date of Plan
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after December 14, 2030 and no grants of Incentive Stock Options may be made hereunder after September 9, 2030.
Section 20. Governing Law
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

Guidewire Software, Inc.	D-11	2022 Proxy Statement

GUIDEWIRE SOFTWARE, INC.
2850 SOUTH DELAWARE STREET, SUITE 400
SAN MATEO, CA 94403 USA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting - Go to **www.virtualshareholdermeeting.com/GWRE2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
If you have not voted via the internet or telephone, mark, sign, and date your proxy card below and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91866-P81248 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUIDEWIRE SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Withhold**
1a. Marcus S. Ryu	☐	☐
1b. Paul Lavin	☐	☐
1c. Mike Rosenbaum	☐	☐
1d. David S. Bauer	☐	☐
1e. Margaret Dillon	☐	☐
1f. Michael C. Keller	☐	☐
1g. Catherine P. Lego	☐	☐
1h. Rajani Ramanathan	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, and 6:	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023.	☐	☐	☐
3. To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To approve the amendment and restatement of our certificate of incorporation to permit stockholders holding 20% of our outstanding common stock to call special meetings.	☐	☐	☐
5. To approve the amendment and restatement of our certificate of incorporation to permit the exculpation of officers.	☐	☐	☐
6. To approve the amendment and restatement of the Guidewire Software, Inc. 2020 Stock Plan.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **If no direction is made, this proxy will be voted FOR each of the nominees listed in proposal 1, and FOR proposals 2, 3, 4, 5, and 6.** If any other matters properly come before the meeting or any and all postponements, continuations, or adjournments thereof, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please add your full title as such.

Signature [PLEASE KEEP SIGNATURE WITHIN THE BOX] Date

Signature [PLEASE KEEP SIGNATURES WITHIN THE BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report on Form 10-K of Guidewire Software, Inc. are available at www.proxyvote.com.

D91867-P81248

Proxy - GUIDEWIRE SOFTWARE, INC.

Proxy Solicited by Board of Directors for Annual Meeting

By signing this proxy, the undersigned revokes all prior proxies and authorizes Mike Rosenbaum, Jeff Cooper, and Winston King (the "Proxies"), or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Guidewire Software, Inc. to be held virtually at www.virtualshareholdermeeting.com/GWRE2022 on December 20, 2022 at 1:30 p.m. Pacific Time or at any postponement, continuation, or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, the Proxies will have authority to vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5, and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement, continuation, or adjournment thereof.

Continued and to be signed on reverse side